Exhibit 99.1
COMMONWEALTH OF MASSACHUSETTS

SUFFOLK, ss	SUPERIOR COURT DEPARTMENT
BUSINESS LITIGATION SESSION

TEKMIRA PHARMACEUTICALS	)
CORPORATION and PROTIVA	)
BIOTHERAPEUTICS, INC,	)
)
)
Plaintiffs,	)
)
)
v.	)
)
ALNYLAM PHARMACEUTICALS, INC., and	)
ALCANA TECHNOLOGIES, INC.	)
)
)
Defendants	)

	)	CIVIL ACTION NO: 11-1010-BLS2
ALNYLAM PHARMACEUTICALS, INC.	)
)
)
Plaintiff in Counterclaim	)
)
v.	)
)
TEKMIRA PHARMACEUTICALS	)
CORPORATION and PROTIVA	)
BIOTHERAPEUTICS, INC,	)
)
)
Defendants in Counterclaim	)
)

ALNYLAM PHARMACEUTICALS, INC.’S
ANSWER AND COUNTERCLAIM TO PLAINTIFFS’
FIRST AMENDED COMPLAINT WITH JURY DEMAND
     Alnylam Pharmaceuticals, Inc. (“Alnylam”) hereby responds to the meritless and unjustified allegations of “theft” and misconduct lodged by its research and development collaborators, Tekmira Pharmaceuticals Corporation and Protiva Biotherapeutics, Inc. (collectively “Tekmira”). Tekmira’s claims in this lawsuit fly in the face of the extensive and detailed contracts that govern all aspects of the parties’ relationship, including among other things, access to and use of confidential information, ownership and control of intellectual property, and financial terms. To put Tekmira’s claims in context, Alnylam provides the following background:
1.	Alnylam’s Leadership In The Field Of RNAi
     Alnylam, based in Cambridge, Massachusetts, was founded in 2002 by leading medical researchers who were pioneers in the field of RNA interference (“RNAi”) technology. Since then, Alnylam has been a leader in the discovery and development of short interfering RNA (“siRNA”) that can be used to “silence” disease-causing genes using the RNAi mechanism. The import of this technology was widely recognized, including the award of the Nobel Prize for Physiology or Medicine in 2006 to its academic discoverers. Alnylam is now conducting clinical trials in which its RNAi technology is being evaluated as a potential therapeutic to treat patients with liver cancer, respiratory viral infections, and a terminal genetic disease called transthyretin amyloidosis. Alnylam is also conducting preclinical studies advancing the use of RNAi therapeutics for treatment of other serious conditions. Alnylam’s focus is bringing RNAi technology to the clinic and to patients and, in furtherance of that goal, the company has established and enjoys many collaborations with others in the field, including leading universities and major pharmaceutical companies. Alnylam’s industry-leading contributions to the advancement of RNAi therapeutics as a whole new class of innovative medicines have been recognized worldwide and are exemplified in over 100 peer-reviewed scientific publications since 2004.
     Alnylam, as well as many others in the RNAi field, have committed substantial resources to discover ways of achieving effective and safe delivery of siRNAs. In fact, Alnylam has itself committed, conservatively, approximately 275 man-years of effort to this objective with a cumulative investment of approximately $150 million. In addition, Alnylam has collaborated with other external research groups and has engaged in more than 40 such delivery collaborations. These collaborations can vary in scope and size, including preliminary feasibility studies analyzing a given technology, unfunded collaborations designed to give Alnylam and its partner insight into one another’s technology, and fully-funded research efforts with academic and industry partners.
     The delivery technologies Alnylam has pursued are diverse, including, for example, the use of chemical conjugates tethered to siRNAs, different types of lipid nanoparticles (“LNPs”) encapsulating siRNAs, and polymer-based delivery approaches, amongst others. LNP technology has been widely explored for the delivery of medicinal compounds by many academics and industry scientists for more than 30 years, and several liposome-based formulated drugs are on the market to treat cancer, fungal infections, meningitis and other conditions. Alnylam has entered into collaborations on delivery technology with a range of academic laboratories and private companies. In the LNP space alone, in addition to its various agreements with Tekmira and Protiva and its own internal efforts, Alnylam has collaborated with the following institutions, to name a few: AlCana; the University of British Columbia; Precision Nanosystems; the Massachusetts Institute of Technology; MD Anderson Medical Center; Nippon Shinyaku; Nanodisc; The University Health Network-Toronto; Transave; and Novosom.
     Indeed, Tekmira was well aware prior to entering into collaborations with Alnylam, that Alnylam’s collaborative efforts on the delivery front were widespread, spanned numerous technologies, and included multiple variants even within particular technology types such as LNPs. Tekmira’s Amended Complaint, however, wrongly portrays Tekmira’s technology as the only solution for RNAi delivery and wrongly portrays Tekmira as being Alnylam’s exclusive source of novel lipids and formulations. It is not.
2.	Alnylam’s Relationship With Tekmira And Alnylam’s Efforts To Keep Tekmira Focused On Scientific Advancement
     Alnylam began collaborating with Protiva Biotherapeutics, Inc. (“Protiva”) as early as 2005. Protiva had developed a specific method of delivering siRNA to certain tissues in the body using a specific type of lipid nanoparticle that Protiva called “SNALP.” The collaboration between the two companies was productive and culminated in the publication of a landmark study in the leading scientific journal Nature. See Zimmerman, et al., “RNAi mediated gene silencing in non-human primates,” Nature 441, 111-114 (May 2006). Alnylam and Protiva continued to work together, and in 2007 entered into a formal license and collaboration agreement.
     Earlier in 2007 and with the full knowledge of Protiva, Alnylam entered into a license and collaboration agreement with Inex Pharmaceuticals Corp., another company working on lipid delivery systems for siRNA. At the time, Protiva and Inex were in active litigation over ownership of intellectual property rights related to the use of this specific kind of lipid nanoparticles and their use to deliver siRNAs.
     In a bid to keep the parties focused on scientific advancement, Alnylam worked hard to successfully align the high level interests of Protiva and Inex in 2008. Specifically, Alnylam went directly to the Board of Directors of Protiva and Inex, which had then changed its name to Tekmira Pharmaceuticals Corporation (“TPC”), to encourage a peaceful resolution of the ongoing dispute through a business combination of Protiva and TPC. In order to encourage this merger, Alnylam committed to make a significant cash investment in the merged company and also obtained a commitment from one of its pharmaceutical partners to make a similar investment. Further, Alnylam offered to make significant changes in the terms of its license provisions in the 2007 TPC agreement that would have otherwise provided Alnylam exclusive rights to the entirety of the merged company’s technology for the RNAi field. As a result, Protiva and TPC agreed that TPC would acquire Protiva. Alnylam and its pharmaceutical partner each made a $5 million investment in the newly formed Tekmira. Protiva’s Chief Executive Officer, Mark Murray, and its Chief Scientific Officer, Ian MacLachlan, assumed control of the combined company at that time.
     Notwithstanding Alnylam’s hopes that the newly combined company would now focus on advancing siRNA technologies to patients, the discord continued. In October 2008 and despite Alnylam’s requests as both a partner and a shareholder, Tekmira’s new management abruptly terminated the employment of several scientists who were originally employed by Inex/TPC and had invented important RNAi delivery technology licensed by TPC to Alnylam. Dismayed by the terminations and fearing the loss of access to the expertise of these individuals, Alnylam entered into consulting agreements with the scientists after they were terminated by Tekmira. These scientists went on to form a new company, AlCana, which worked closely with the University of British Columbia (“UBC”), another historic partner of TPC whose collaborative relationship ended with the ascendency of Protiva’s senior management to the leadership of the new Tekmira.
3.	Tekmira’s Decision Not To Participate In Second Generation LNP Research And Its Desperate Attempt To Reverse That Decision Through This Litigation
     Alnylam wished to continue working with the talented AlCana and UBC scientists, but was concerned that Tekmira’s new management would later claim an unjustified interest in the continued research or would otherwise seek to interfere with the collaboration in much the same way that they had become embroiled in lawsuits with the former Inex/TPC as well other companies (e.g., Merck and Sirna) when running Protiva. As a result and in yet another bid to keep peace, Alnylam spearheaded negotiations that resulted in Alnylam, Protiva, Tekmira, AlCana and UBC entering into a Supplemental Agreement in July 2009. That agreement explicitly addressed the parties’ rights and responsibilities with regard to the Alnylam-sponsored research at AlCana and UBC. It also includes Tekmira’s waiver of any contractual restrictions on the AlCana scientists’ ability to perform the contemplated research by virtue of their former employment with Tekmira, and also Tekmira’s covenant not to sue Alnylam or AlCana. It also includes a highly detailed research plan that describes the work to be conducted.
     In the parties’ discussions leading up to the agreement, Alnylam explicitly offered Tekmira the opportunity to obtain broader rights to the inventions of the AlCana/UBC research program in return for jointly funding that effort, but Tekmira rejected the opportunity, expressing its view that new inventions would have limited value. Thus, Alnylam, with Tekmira’s agreement and full knowledge of the research plan, retained the exclusive rights to the AlCana inventions for use with RNAi technology, including the sole right to sublicense the technology in the RNAi field. In an effort to be a good partner, Alnylam granted Tekmira certain rights to use the new inventions for advancement of a fixed number of products being developed by Tekmira under license from Alnylam and thus benefit from the research program despite making no financial investment. Alnylam, with Tekmira’s agreement and full knowledge, also assumed the responsibility of filing and prosecuting new patent applications that would emerge from the collaborative research efforts with AlCana. Alnylam also agreed to allow Tekmira to see the patents and confidential information contained therein substantially before their ultimate publication in order to provide Tekmira an opportunity to offer its input on inventorship and patent priority. It now appears that Tekmira has abused this privilege in order to advance its own lipid discovery efforts.
     One of the lipids that AlCana’s founders discovered pursuant to this collaboration is MC3, which has shown tremendous promise. Having grossly misjudged the likely value of new lipids to be discovered in the collaboration and wishing that it had not decided to pass on supporting second-generation LNP research, Tekmira now turns to litigation in the hope it can somehow reverse its prior business decision. Tekmira is desperately pursuing this action as they recognize that their “SNALP” technology has been obsolesced by second generation LNP technology, where they have limited rights by their own agreement.
     Indeed, the irony of Tekmira’s claims is that it is Tekmira, not Alnylam or AlCana, which has breached the parties’ agreements and wrongfully claimed rights in, and entitlement to, technology developed by others. In fact, Tekmira’s allegations in this lawsuit are inconsistent with its own prior representations. For example, notwithstanding its inflammatory accusation that Alnylam “stole” MC3, Tekmira’s CEO previously acknowledged in writing that Alnylam has exclusive rights in MC3. See Exhibit 1 attached hereto, a true and accurate copy of a letter dated March 17, 2010 from Barry E. Greene, President and Chief Operating Officer of Alnylam Pharmaceuticals, Inc. to Mark Murray, President and Chief Executive Officer of Tekmira Pharmaceuticals Corporation. It is remarkable that Tekmira aims to hoodwink this Court by failing to mention that acknowledgment, its covenant not to sue, its waiver of restrictions on the AlCana founders, and the agreed upon research plan in the Supplemental Agreement. Moreover, it is Tekmira which has misappropriated trade secrets and confidential information by improperly using information it received about MC3 pursuant to the Supplemental Agreement to develop derivative lipids that Tekmira now claims as its own.

     In sum, Tekmira management’s conduct in filing this action has once again demonstrated its preference for litigation over scientific collaboration and development. That preference is evident from, among other things, the fact that Tekmira has: (i) ignored the executive consultation and confidential alternative dispute resolution provisions in the parties’ agreements and filed this action without any advance warning; (ii) engaged in a public campaign to impugn Alnylam’s reputation through press releases and conference calls in which Tekmira’s CEO defamed Alnylam by falsely accusing it of stealing Tekmira’s technology; (iii) triggered a patent interference proceeding in violation of contractual agreements that required cooperation in patent prosecution; and (iv) asked the Court to give Tekmira rights to technology invented by Alnylam and AlCana pursuant to agreements Tekmira is so desperate to avoid.
     With that background, Alnylam submits the following Answer and Counterclaim to the Plaintiffs’ Amended Complaint:1
ANSWER
NATURE OF ACTION
     1. Denied. Alnylam further states that as part of an ongoing collaboration, the parties entered into agreements governing the treatment of Tekmira’s confidential and proprietary information and that Alnylam has fully complied with those agreements.
PARTIES
     2. Admitted, upon information and belief.
     3. Admitted, upon information and belief.
     4. Admitted.
     5. Admitted, upon information and belief.

[1]	This answer is submitted on behalf of Alnylam. No response is required to the allegations to the extent they are directed exclusively to defendant AlCana.

JURISDICTION AND VENUE
     6. Given that Tekmira’s breach of the arbitration provisions set forth in various agreements governing the parties’ relationship has eliminated the possibility of a confidential dispute resolution mechanism, Alnylam does not contest the jurisdiction of this Court.
     7. Given that Tekmira’s breach of the arbitration provisions set forth in various agreements governing the parties’ relationship has eliminated the possibility of a confidential dispute resolution mechanism, Alnylam does not contest the jurisdiction of this Court. Alnylam denies that it has waived its right to arbitrate certain claims that otherwise were subject to arbitration provisions breached by Tekmira.
     8. Paragraph 8 states conclusions of law as to which no response is required. To the extent a response is required, the allegations are denied.
     9. Paragraph 9 of the Amended Complaint states conclusions of law as to which no response is required.
     10. Notwithstanding Tekmira’s breach of the arbitration provisions set forth in various agreements governing the parties’ relationship, Alnylam does not contest venue in this Court.
BACKGROUND
     11. Admitted.
     12. Alnylam denies that siRNA leads to the destruction of the mRNA molecule by simply “binding to the mRNA.” Instead, siRNA, together with certain cellular enzymes, bind to the target mRNA to mediate its cleavage and ultimate degradation. Alnylam admits the remainder of Paragraph 12.
     13. Admitted.

     14. Alnylam admits the first sentence of Paragraph 14 but denies the remainder of Paragraph 14 to the extent it purports to allege that all siRNA delivery systems are systemic (i.e., “through the bloodstream”) or that the successful development of siRNA delivery technology is more important than the siRNA itself, which is the active ingredient.
     15. Alnylam admits that delivering siRNA through the bloodstream poses challenges such as transport without degradation of the siRNA, avoidance of unwanted immune effects, and effective delivery of siRNA to the target tissue, but denies the remaining allegations of Paragraph 15 to the extent the characterizations of the various challenges are imprecise or incorrect.
     16. Alnylam admits that Tekmira has developed certain types of siRNA delivery technology that Tekmira describes as “SNALP,” a specific type of the much broader lipid nanoparticle or “LNP” technology, and that Tekmira’s SNALP technology (as an adjunct to Alnylam’s RNAi technology) has been demonstrated to be effective in certain pre-clinical testing and in early human trials. Alnylam denies the remaining allegations set forth in Paragraph 16 of the Amended Complaint, and further states that Alnylam and others are developing RNAi therapeutics for systemic delivery that have demonstrated promising results but do not use Tekmira’s SNALP technology. This includes companies such as Silence Therapeutics that are using their own version of LNP technology in clinical development of RNAi therapeutics. This also includes companies such as Marina Biotech that have publicly disclosed development of their own LNP technology for development of RNAi therapeutics. Further, Merck has published articles describing novel LNP technologies for RNAi therapeutics.

     17. Alnylam admits the first sentence of Paragraph 17, but lacks knowledge or information sufficient to form a belief as to the truth of the remaining allegations set forth in Paragraph 17 of the Amended Complaint.
     18. Given the lack of specificity, Alnylam lacks knowledge or information sufficient to form a belief as to the truth of the allegations set forth in Paragraph 18 of the Amended Complaint. Alnylam further states that Tekmira has placed its technology in the public domain, including, without limitation, via published articles, numerous presentations at meetings, and patent applications.
     19. Given the lack of specificity, Alnylam lacks knowledge or information sufficient to form a belief as to the truth of the allegations set forth in Paragraph 19 of the Amended Complaint. Alnylam further states that Tekmira and others have published numerous articles and patent applications regarding the compositions of LNPs and delivery formulations containing LNPs that are a matter of public record.
     20. Given the lack of specificity in the pleading, Alnylam lacks knowledge or information sufficient to form a belief as to the truth of the allegations set forth in Paragraph 20. Alnylam further states that Tekmira has placed its technology in the public domain, including via published articles, numerous presentations at meetings, and patent applications regarding the chemical structures of the lipids in its formulations, and the design rationales that informed the structure of the lipids, including for example, an article entitled “Rational Design of Cationic Lipids for siRNA Delivery” (attached hereto as Exhibit 2) published in Nature Biotechnology in 2010 which lists employees of Tekmira, Alnylam, and AlCana among its authors.
     21. Given the lack of specificity in the pleading, Alnylam lacks knowledge or information sufficient to form a belief as to the truth of the allegations set forth in Paragraph 21.

Alnylam further states that Tekmira and others have placed its technology in the public domain, including via numerous published articles, numerous presentations at meetings, and patent applications dating back more than 5 years regarding LNP formulations and technology, including equipment used in Tekmira’s LNP manufacturing process.
     22. Alnylam admits that it collaborated with each of TPC and Protiva before TPC acquired Protiva in May 2008, but denies the remaining allegations of Paragraph 22 of the Amended Complaint on the grounds that they do not accurately or completely characterize the parties’ collaboration, including the omission of terms and conditions of the parties’ written agreements.
     23. Alnylam lacks knowledge and information sufficient to form a belief as to the truth of the allegations that TPC and Protiva kept their activities strictly separate during the Restriction Period, and on that basis denies them. Alnylam admits the remaining allegations in Paragraph 23.
     24. Alnylam admits that during the course of the collaboration, Tekmira disclosed certain information about its variant of LNP delivery technology to Alnylam pursuant to written agreements between the parties. Alnylam denies the remaining allegations set forth in Paragraph 24 of the Amended Complaint, insofar as the written agreements speak for themselves and Tekmira’s characterizations of those agreements are incorrect and incomplete.
     25. Denied.
     26. Denied.
     27. Denied.
     28. Alnylam admits that the Tekmira Agreement is both a collaboration agreement and a license agreement, but denies the remainder of Paragraph 28 of the Amended Complaint,

insofar as the written agreement speaks for itself and Tekmira’s characterizations of Alnylam’s role pursuant to the written agreement are incomplete and therefore incorrect.
     29. Alnylam admits the first sentence of Paragraph 29 of the Amended Complaint, but denies the remainder of Paragraph 29, insofar as the written agreement speaks for itself and Tekmira’s characterization of it is incomplete and therefore incorrect.
     30. Upon information and belief, Alnylam admits that employees of TPC invented the cationic lipid “MC2” prior to the end of the Restriction Period and filed provisional patent application No. 61/104,219 on or about October 9, 2008, but denies the remainder of Paragraph 30 of the Amended Complaint.
     31. Paragraph 31 of the Amended Complaint states conclusions of law as to which no response is required. To the extent a response is required, the allegations are denied as incomplete and incorrect.
     32. Alnylam admits that employees of Tekmira (which employees, upon information and belief, were fired by Tekmira and went on to form AlCana) invented MC2 and that the carbon atom is represented by the “C” in the name MC2, but denies that Tekmira invented or even recognized an “MC class of cationic lipids.” Alnylam lacks knowledge or information sufficient to form a belief as to the truth of the remaining allegations in Paragraph 32.
     33. Alnylam admits, upon information and belief, that the MC2 patent application published on April 15, 2010, but lacks knowledge or information sufficient to form a belief as to the truth of the remaining allegations set forth in Paragraph 33 of the Amended Complaint.
     34. Denied.
     35. Denied.
     36. Denied.

     37. Denied.
     38. Denied.
     39. Denied. In further response to the allegation set forth in Paragraph 39, Alnylam states that the written agreements between the parties speak for themselves, and Tekmira’s characterizations of them are incomplete and incorrect.
     40. Denied. In further response to the allegations of Paragraph 40, Alnylam states that the written agreements between the parties speak for themselves, and Tekmira’s characterizations of them are incomplete and incorrect.
     41. Denied. In further response to the allegations of Paragraph 41, Alnylam states that the written agreements between the parties speak for themselves, and Tekmira’s characterizations of them are incomplete and incorrect.
     42. Denied. In further response to the allegations of Paragraph 42, Alnylam states that the written agreements between the parties speak for themselves, and Tekmira’s characterizations of them are incomplete and incorrect.
     43. Denied.
     44. Denied. In further response to the allegations of Paragraph 44, Alnylam states that the written agreements between the parties speak for themselves, and Tekmira’s characterizations of them are incomplete and incorrect.
     45. Denied.
     46. Upon information and belief, Alnylam admits the first sentence of Paragraph 46, but denies the remainder of Paragraph 46 of the Amended Complaint on the ground that any employee agreements speak for themselves.

     47. Alnylam lacks knowledge or information sufficient to form a belief as to the truth of the allegations of Paragraph 47 of the Amended Complaint.
     48. Alnylam lacks knowledge or information sufficient to form a belief as to the truth of the allegations of Paragraph 48 of the Amended Complaint.
     49. Alnylam admits that Alnylam hired as consultants some of the scientists that Tekmira fired, but denies the remaining allegations set forth in Paragraph 49 of the Amended Complaint.
     50. Denied.
     51. Denied.
     52. Denied.
     53. Denied.
     54. Denied, except to the extent the allegations of Paragraph 54 pertain to activities of other parties, such that Alnylam lacks knowledge or information sufficient to form a belief as to their truth.
     55. Alnylam admits that it has an exclusive license to use the MC3 compound in the siRNA field, but denies the remaining allegations of Paragraph 55 of the Amended Complaint.
     56. Upon information and belief, Alnylam admits that MC3 was first synthesized after October 9, 2008, but denies the remaining allegations set forth in Paragraph 56 of the Amended Complaint.
     57. Alnylam admits that the Protiva Agreement references a Research and Development Research Plan, but further states that the written agreement speaks for itself and Tekmira’s characterization of it is incomplete and inaccurate.

     58. Alnylam admits that the parties selected a Lead Formulation, but denies the remaining allegations of Paragraph 58.
     59. Alnylam admits that Tekmira filed a patent application claiming the Lead Formulation and that the application published on July 9, 2009, but denies the remaining allegations of Paragraph 59.
     60. Alnylam admits that the parties selected a Lead Formulation, but lacks knowledge or information sufficient to form a belief as to whether Protiva and Tekmira took reasonable steps to maintain the confidentiality of trade secrets, if any, associated with the Lead Formulation. Alnylam denies the remaining allegations set forth in Paragraph 60 of the Amended Complaint and further states that the written agreement speaks for itself and Tekmira’s characterization of it is incomplete and incorrect.
     61. In response to Paragraph 61, Alnylam states that the written agreement speaks for itself.
     62. Alnylam admits that it filed provisional patent application 61/034,019, but further states that application speaks for itself. Alnylam denies the remaining allegations in Paragraph 62 of the Amended Complaint.
     63. Alnylam admits filing provisional application 61/185,545, WO2010/088537, and WO2010/033777, and further states that those applications speak for themselves. Alnylam denies the remaining allegations in Paragraph 63 of the Amended Complaint.
     64. Denied. Alnylam lacks knowledge or information sufficient to form a belief as to the truth of the allegations in Paragraph 64 of the Amended Complaint, which does not identify the referenced patent applications. To the extent the 23 patent applications referred to in such allegation include the applications referenced in Paragraph 63, those allegations are denied.

     65. Alnylam lacks knowledge or information sufficient to form a belief as to the truth of the allegations in Paragraph 65, which does not identify the referenced patent applications. To the extent the patent applications include the applications referenced in Paragraph 63, those allegations are denied. Alnylam further states that the written agreements between the parties speak for themselves, and Tekmira’s characterizations of them are incomplete and incorrect.
     66. Denied. Alnylam further states that the written agreements between the parties speak for themselves, and Tekmira’s characterizations of them are incomplete and incorrect.
     67. Denied. Alnylam further states that the written agreements between the parties speak for themselves, and Tekmira’s characterizations of them are incomplete and incorrect.
     68. Alnylam admits that it filed provisional patent application 61/148,366, but denies the remaining allegations of Paragraph 68 of the Amended Complaint. Alnylam further states that the written agreements between the parties speak for themselves, and Tekmira’s characterizations of them are incomplete and incorrect.
     69. Denied. Alnylam further states that the written agreements between the parties speak for themselves, and Tekmira’s characterizations of them are incomplete and incorrect.
     70. Denied.
     71. Denied.
     72. Alnylam admits that it is continuing to prosecute provisional application 61/185,545, WO2010/088537, and WO2010/033777, and further states that those applications speak for themselves. Alnylam denies the remaining allegations in Paragraph 72 of the Amended Complaint.

     73. Paragraph 73 of the Amended Complaint sets forth conclusions of law as to which no response is required; however, insofar as a response is required, Alnylam denies the allegations of Paragraph 73.
     74. Alnylam lacks knowledge or information sufficient to form a belief as to the truth of the allegations set forth in Paragraph 74 of the Amended Complaint.
     75. Alnylam admits the first and second sentences of Paragraph 75 of the Amended Complaint, but denies the remaining allegations set forth in Paragraph 75.
     76. Alnylam admits to the email exchange between Mark Murray and David Konys referenced in Paragraph 76 of the Amended Complaint, but denies the remaining allegations set forth in Paragraph 76.
     77. Denied.
     78. Alnylam admits that Alnylam and Tekmira entered into a Manufacturing and Supply Agreement dated January 2, 2009, but denies the remaining allegations set forth in Paragraph 78 of the Amended Complaint. Alnylam further states that the written agreement speaks for itself and Tekmira’s characterization of it is incomplete and incorrect.
     79. Paragraph 79 states conclusions of law as to which no response is required. Alnylam further states that the written agreement speaks for itself and Tekmira’s characterization of it is incomplete and incorrect.
     80. Denied. Alnylam further states that the written agreement speaks for itself and Tekmira’s characterization of it is incomplete and incorrect.
     81. Alnylam admits that Alnylam and Takeda entered into a business collaboration in 2008, which entailed Takeda making an upfront payment of $100 million, with the promise of an additional $50 million in near-term downstream technology transfer payments and up to $171 million in additional downstream milestones and royalties. Alnylam denies the remaining allegations in Paragraph 81 of the Amended Complaint.
     82. Denied.
     83. Alnylam admits the first sentence of Paragraph 83, but denies the remaining allegations therein.
     84. Alnylam admits that Tekmira disclosed certain information to Alnylam pursuant to written agreements between the parties, but lacks knowledge or information sufficient to form a belief as to the truth of the remaining allegations of Paragraph 84.
     85. Alnylam admits that Tekmira disclosed certain information about its process control technology to Alnylam pursuant to written agreements between the parties and that Alnylam used this information as authorized in its FDA submissions and patent applications, but lacks knowledge or information sufficient to form a belief as to the truth of the remaining allegations of Paragraph 85.
     86. Alnylam admits that it has developed novel siRNA delivery technology (to which Tekmira has taken a license, including the recent exercise of an option with respect to two new gene targets), but denies the remaining allegations set forth in Paragraph 86 of the Amended Complaint.
     87. Denied.
     88. Denied.
     89. Denied.
     90. Alnylam admits that it has developed novel siRNA delivery technology, but denies the remaining allegations set forth in Paragraph 90 of the Amended Complaint.
     91. Denied.

COUNT ONE
Common Law Misappropriation of Confidential and Proprietary Information
     92. Alnylam repeats and incorporates by reference its response to each and every allegation contained above as if fully set forth herein.
     93. Alnylam lacks knowledge or information sufficient to form a belief as to the truth of the allegations set forth in Paragraph 93.
     94. Denied. In further response to the allegations set forth in Paragraph 94 of the Amended Complaint, Alnylam states that the parties entered into written agreements pursuant to which Alnylam was granted access to and permitted use of Tekmira’s information.
     95. No answer is required to the allegations in Paragraph 95 of the Amended Complaint to the extent they are directed to a defendant other than Alnylam. To the extent a response is required, Alnylam lacks knowledge or information sufficient to form a belief as to the truth of the allegations set forth in Paragraph 95.
     96. Denied. No answer is required to the allegations in Paragraph 96 of the Amended Complaint to the extent they are directed to a defendant other than Alnylam.
     97. Denied.
     98. Denied.
     99. Denied.
     100. Denied.
COUNT TWO
Misappropriation of Trade Secrets in Violation of M.G.L. ch. 93, §42
     101. Alnylam repeats and incorporates by reference its response to each and every allegation contained above as if fully set forth herein.
     102. Paragraph 102 states conclusions of law, as to which no response is required. To the extent a response is required, the allegations of paragraph 102 are denied.

     103. Denied. In further response to the allegations set forth in Paragraph 103 of the Amended Complaint, Alnylam states that the parties entered into written agreements pursuant to which Alnylam was granted access to and permitted use of Tekmira’s information, including information Tekmira marked as confidential, and those agreements speak for themselves and Tekmira’s characterizations of them are incomplete and incorrect.
     104. No answer is required to the allegations in Paragraph 104 of the Amended Complaint to the extent they are directed to a defendant other than Alnylam. To the extent a response is required, Alnylam lacks knowledge or information sufficient to form a belief as to the truth of the allegations set forth in Paragraph 104.
     105. Denied.
     106. Denied. In further response to the allegations set forth in Paragraph 106 of the Amended Complaint, Alnylam states that the parties entered into written agreements pursuant to which Alnylam was granted access to and permitted use of Tekmira’s information, including information Tekmira marked as confidential, and those agreements speak for themselves and Tekmira’s characterizations of them are incomplete and incorrect.
     107. Denied.
     108. Denied.
     109. Denied.
     110. Denied.
COUNT THREE
Civil Conspiracy
     111. Alnylam repeats and incorporates by reference its response to each and every allegation contained above as if fully set forth herein.
     112. Denied.

     113. Denied.
     114. Denied
     115. Denied.
COUNT FOUR
Tortious Interference With Contractual Relationships
     116. Alnylam repeats and incorporates by reference its response to each and every allegation contained above as if fully set forth herein.
     117. Alnylam lacks knowledge or information sufficient to form a belief as to the truth of the allegations set forth in Paragraph 117.
     118. Denied.
     119. Denied.
COUNT FIVE
Unjust Enrichment
     120. Alnylam repeats and incorporates by reference its response to each and every allegation contained above as if fully set forth herein.
     121. Alnylam admits that Tekmira and Alnylam conferred benefit on each other in connection with the parties’ collaboration relationships, but denies the remaining allegations set forth in Paragraph 121.
     122. Denied. Alnylam further states that the written agreements between the parties speak for themselves, and Tekmira’s characterizations of them are incomplete and incorrect.
     123. Denied.
COUNT SIX
Breach of Tekmira Agreement
     124. Alnylam repeats and incorporates by reference its response to each and every allegation contained above as if fully set forth herein.

     125. Alnylam admits that it entered into an agreement with Tekmira, but further states that the agreement speaks for itself.
     126. Denied.
     127. Denied.
     128. Denied.
     129. Denied.
     130. Denied
     131. Denied.
     132. Denied.
COUNT SEVEN
Breach Of The Implied Covenant Of Good Faith
And Fair Dealing In The Tekmira Agreement
     133. Alnylam repeats and incorporates by reference its response to each and every allegation contained above as if fully set forth herein.
     134. Alnylam admits the allegations set forth in the first sentence of Paragraph 134. The second sentence of Paragraph 134 sets forth conclusions of law as to which no response is required.
     135. Denied.
     136. Denied.
     137. Denied.
COUNT EIGHT
Breach of Protiva Agreement
     138. Alnylam repeats and incorporates by reference its response to each and every allegation contained above as if fully set forth herein.

     139. Alnylam admits that it entered into an agreement with Protiva, but further states that the agreement speaks for itself.
     140. Denied.
     141. Denied.
     142. Denied.
     143. Denied.
     144. Denied.
     145. Denied.
     146. Denied.
COUNT NINE
Breach Of The Implied Covenant Of Good Faith
And Fair Dealing In The Protiva Agreement
     147. Alnylam repeats and incorporates by reference its response to each and every allegation contained above as if fully set forth herein.
     148. Alnylam admits the allegations set forth in the first sentence of Paragraph 148. The second sentence of Paragraph 148 sets forth conclusions of law as to which no response is required.
     149. Denied.
     150. Denied. In further response to the allegations set forth in Paragraph 150 of the Amended Complaint, Alnylam states that the Protiva Agreement speaks for itself and Tekmira’s characterization of it is incomplete and incorrect.
     151. Denied.

COUNT TEN
Breach Of Manufacturing And Supply Agreement
     152. Alnylam repeats and incorporates by reference its response to each and every allegation contained above as if fully set forth herein.
     153. Alnylam admits that it entered into a Manufacturing and Supply Agreement with Tekmira, but further states that the agreement speaks for itself.
     154. Denied.
     155. Denied.
     156. Denied.
     157. Denied.
COUNT ELEVEN
Breach Of The Implied Covenant Of Good Faith
And Fair Dealing In The Manufacturing And Supply Agreement
     158. Alnylam repeats and incorporates by reference its response to each and every allegation contained above as if fully set forth herein.
     159. Alnylam admits the allegations set forth in the first sentence of Paragraph 159. The second sentence of Paragraph 159 sets forth conclusions of law as to which no response is required.
     160. Denied.
     161. Denied.
     162. Denied.
COUNT TWELVE
Breach Of The September 2008 MBR Agreement
     163. Alnylam repeats and incorporates by reference its response to each and every allegation contained above as if fully set forth herein.
     164. Denied.

     165. Denied.
     166. Denied.
     167. Denied.
COUNT THIRTEEN
Common Law Unfair Competition
     168. Alnylam repeats and incorporates by reference its response to each and every allegation contained above as if fully set forth herein.
     169. Denied.
     170. Denied.
     171. Denied.
COUNT FOURTEEN
False Advertising in Violation of M.G.L. ch. 266, § 91
     172. Alnylam repeats and incorporates by reference its response to each and every allegation contained above as if fully set forth herein.
     173. Denied.
     174. Denied.
COUNT FIFTEEN
Unfair and Deceptive Acts and Practices in Violation of M.G.L. ch. 93A
     175. Alnylam repeats and incorporates by reference its response to each and every allegation contained above as if fully set forth herein.
     176. Alnylam admits that it entered into written agreements with TPC, Protiva, and the merged entity Tekmira. Alnylam further admits, upon information and belief, that AlCana engaged in trade or commerce with Tekmira through its dealings including entering into a July 27, 2009 Supplemental Agreement by and among Alnylam, TPC, Protiva, the University of British Columbia, and AlCana.

     177. Denied.
     178. Denied.
     179. Denied.
     180. Denied.
AFFIRMATIVE DEFENSES
FIRST AFFIRMATIVE DEFENSE
     Tekmira has failed to state claims upon which relief can be granted
SECOND AFFIRMATIVE DEFENSE
     Tekmira’s claims are wholly barred pursuant to the provisions of written agreements, including Alnylam-Inex Sublicense Agreement dated January 8, 2007; Alnylam-Tekmira Agreement dated May 30, 2008; Alnylam-Protiva Agreement dated May 30, 2008; Alnylam-Tekmira-Protiva-UBC-AlCana Supplemental Agreement dated July 27, 2009; and Alnylam-Tekmira Manufacturing Agreement dated January 2, 2009, that granted Alnylam licenses and rights, inter alia, to: a) use Tekmira information in submissions to the FDA and in patent filings; b) convey information regarding Tekmira’s manufacturing process to third parties, including but not limited to Alnylam sublicensees; and c) exclusively use, license and sublicense RNAi delivery technology, including MC3 and its derivatives.
THIRD AFFIRMATIVE DEFENSE
     Tekmira has waived any claim of entitlement to ownership of MC3 and other alleged “MC Trade Secrets” in an agreement to which it is a party.
FOURTH AFFIRMATIVE DEFENSE
     Tekmira has granted Alnylam a covenant not to sue on any contention that MC3 and other alleged “MC Trade Secrets” was misappropriated in an agreement to which it is a party.

FIFTH AFFIRMATIVE DEFENSE
     Tekmira has failed to state a claim upon which relief can be granted.
SIXTH AFFIRMATIVE DEFENSE
     Tekmira is estopped by its own statements and conduct from asserting that Alnylam has misappropriated Tekmira’s trade secrets in patent applications.
SEVENTH AFFIRMATIVE DEFENSE
     Tekmira’s claims are barred on the grounds that the information Tekmira calls “trade secrets” or “confidential information” was in the public domain prior to any alleged improper disclosure by Alnylam.
EIGHTH AFFIRMATIVE DEFENSE
     Tekmira’s claims are barred by licenses granted to Alnylam.
NINTH AFFIRMATIVE DEFENSE
     Tekmira has not been injured in any manner as a result of any act of Alnylam.
TENTH AFFIRMATIVE DEFENSE
     Upon information and belief, Tekmira has failed to mitigate, minimize, or avoid any damages allegedly sustained.
ELEVENTH AFFIRMATIVE DEFENSE
     An adequate remedy at law exists for Tekmira’s equitable claims.
TWELFTH AFFIRMATIVE DEFENSE
     Tekmira’s equitable claims are barred by laches.
THIRTEENTH AFFIRMATIVE DEFENSE
     Tekmira’s claims are barred by lack of good faith.
FOURTEENTH AFFIRMATIVE DEFENSE
     Tekmira’s claims are barred by the doctrine of unclean hands.

RESERVATION OF DEFENSES
     To the extent Alnylam has not pleaded certain defenses, it reserves the right to add additional defenses pending further investigation and discovery.

COUNTERCLAIM
     Alnylam and Tekmira (including its wholly owned subsidiary Protiva) have been collaborating on the development of RNAi therapeutics since at least 2005. A series of agreements govern the parties’ collaboration including, but not limited to, the exchange of confidential information, the permitted use of information in regulatory submissions and patent filings, manufacture and supply of materials for use in clinical trials and the resolution of disputes. In addition to falsely accusing Alnylam of stealing technology to which it had rights under the parties’ various agreements, Tekmira has refused to comply with its obligations under those agreements and has misappropriated and misused Alnylam’s trade secrets and confidential information. Tekmira’s actions not only violate the parties’ agreements, but also constitute violations of the common law and Massachusetts statutes.
PARTIES, JURISDICTION AND VENUE
     1. Counterclaim Plaintiff Alnylam Pharmaceuticals, Inc. (“Alnylam”), is a corporation organized and existing under the laws of the State of Delaware. Alnylam’s principal place of business is in Cambridge, Massachusetts.
     2. Upon information and belief, counterclaim defendant Tekmira Pharmaceuticals Corporation (“TPC”), is a corporation duly organized and existing under the laws of British Columbia, Canada and has its principal place of business in Burnaby, British Columbia.
     3. Upon information and belief, counterclaim defendant Protiva Biotherapeutics, Inc. (“Protiva”), is a corporation duly organized and existing under the laws of British Columbia, Canada and has its principal place of business in Burnaby, British Columbia. Upon information and belief, Protiva is a wholly owned subsidiary of Tekmira.
     4. This Court has jurisdiction under M.G.L. c. 212, §§ 3, 4.

     5. Alnylam has filed its counterclaim in this venue because Plaintiffs’ Amended Complaint has already been accepted and this action is pending in this Court. By filing these counterclaims, Alnylam is not waiving its claims that Plaintiffs have breached contractual provisions that explicitly required confidential arbitration of disputes.
FACTUAL BACKGROUND
     6. Alnylam, founded in Cambridge, Massachusetts in 2002 by a group of leading medical researchers, is a pioneer in the field of RNAi technology and has been a leader in the discovery and development of short interfering RNA (“siRNA”) that can be used as novel medicines to “silence” disease-causing genes. The company and collaborators have published over 100 peer-reviewed papers in international scientific journals regarding their research efforts.
     7. Tekmira has developed a very specific method of delivering RNAi to the appropriate tissues in the body using what it has branded “SNALP” technology. SNALP technology is a specific embodiment of lipid nanoparticle (“LNP”) technology that can be used for delivery of nucleic acid-based drugs, like siRNAs.
     8. As early as 2005, Alnylam and Tekmira’s wholly owned subsidiary Protiva began collaborating on the development of RNAi therapeutics. Alnylam contributed its expertise and intellectual property on siRNA (the active ingredient in an RNAi therapeutic), and Protiva contributed its expertise and intellectual property on the delivery technology known as SNALP. Although Alnylam offered to have Tekmira jointly fund this work, Alnylam ultimately funded the collaborative efforts at a time when Protiva had little capital and limited ability to raise additional capital. This collaboration has spanned an over six-year period in which the parties have made important scientific contributions and continues today even after Tekmira’s unjustified attacks against Alnylam.

     9. In 2007, Alnylam and Protiva entered into a license and collaboration agreement so that the two companies could continue their work together under specific agreements that govern the research activities and ensuing rights to inventions. Prior to entering into any agreements with Protiva, Alnylam had other publicly-disclosed collaborations on LNP technologies including a broad research LNP collaboration with the Massachusetts Institute of Technology and its collaboration agreement with Inex as discussed below.
     10. In 2007, Alnylam also entered into a license and collaboration agreement with Inex Pharmaceuticals Corp., another company working on specific types of lipid delivery systems for siRNA delivery. At the time, there was ongoing litigation between Protiva and Inex with regard to ownership of intellectual property relating to the so-called “SNALP” technology. There were also ongoing disputes between Protiva and other third parties regarding the ownership and use of intellectual property relating to the so-called “SNALP” technology.
     11. Alnylam successfully encouraged Protiva and Inex to cease their destructive litigation and combine companies in order to create a productive future. Indeed, Alnylam proactively met with members of the Protiva and Inex boards of directors to encourage a resolution, and further facilitated resolution through Alnylam’s willingness to relinquish certain important rights under prior agreements. In 2008, Inex, which by this point had changed its name to Tekmira Pharmaceuticals Corporation (“TPC”), acquired Protiva. Alnylam invested $5 million in the newly combined entity to help ensure its success and successfully lobbied an Alnylam pharmaceutical partner to make an additional $5 million investment as well.
     12. Following the acquisition, Protiva’s Chief Executive Officer and Chief Scientific Officer assumed control of the combined company. In October 2008, the management of the newly formed Tekmira terminated the employment of several scientists who had originally been employed by Inex. Those scientists went on to found a company called AlCana, and to work closely with the University of British Columbia.
     13. Alnylam was interested in continuing to work with these scientists and provide funding for their efforts, but was concerned that Tekmira would later claim an unjustified interest in the continued research or otherwise interfere with the new relationship in much the same way they had become embroiled in lawsuits with the former Inex/TPC as well as Merck and Sirna when running Protiva. As a result, in July 2009, Alnylam, Protiva, Tekmira, AlCana and UBC entered into a supplemental agreement (the “Supplemental Agreement”) which explicitly addressed the parties’ respective rights and responsibilities with regard to the sponsored research at AlCana and UBC, including the disposition of technology arising out of that research.
     14. The Supplemental Agreement includes a waiver of all prohibitions and restrictions on the former Tekmira scientists in connection with the research contemplated under the agreement, and a covenant not to sue Alnylam and AlCana.
     15. The Supplemental Agreement and its attachments contemplated the research that ultimately led to the discovery of MC3 and other novel lipids.
     16. Tekmira had an opportunity to participate in that research collaboration more actively and to have greater access to the resulting inventions, and chose not to do so.
     17. In January 2009, Alnylam and Tekmira also entered into a development, manufacturing and supply agreement, pursuant to which Tekmira would manufacture and supply Alnylam products to be used in clinical trials.
     18. As a result of these events and the complex history of the various collaborations, extensive, detailed agreements govern the relationships between and among Alnylam, Tekmira, Protiva, AlCana and UBC. The agreements currently operative between the parties include the following: Alnylam-Inex Sublicense Agreement dated January 8, 2007; Alnylam-Tekmira Collaboration Agreement dated May 30, 2008 (the “Alnylam-Tekmira Collaboration Agreement”); the Alnylam-Protiva Cross-License Agreement dated May 30, 2008 (the “Alnylam-Protiva Agreement”); the Alnylam-Tekmira-Protiva-UBC-AlCana Supplemental Agreement effective July 27, 2009 (“Supplemental Agreement”); and the January 2, 2009 Development, Manufacturing and Supply Agreement (“Manufacturing Agreement”).2
     19. These agreements, all of which were heavily negotiated by the parties and their legal counsel, govern nearly every aspect of the parties’ relationships, including how information is to be shared and used, ownership and control of intellectual property that results from the various collaborations, and financial terms. For example, under these agreements, Alnylam has certain rights to, among other things, Tekmira’s SNALP technology, including rights to submit information to the FDA and in patent applications. The agreements also contain confidentiality and dispute resolution provisions designed to permit the parties to resolve any disputes in a confidential forum.
     20. During the parties’ collaborations, Alnylam has focused on creating a valuable partnership and being a good partner. In fact, Alnylam shared significant information and expertise with Tekmira and explicitly directed its partners to work with Tekmira in an effort to develop successful treatments for various life-threatening diseases. Through Alnylam’s introductions, all of Alnylam’s major RNAi therapeutic partners formed a relationship and worked with Tekmira. In fact, as recently as one year ago, Alnylam and Tekmira were discussing opportunities to expand its relationship through Alnylam’s partnerships, but Tekmira

[2]	Certain terms of the various agreements are confidential. By virtue of filing a public lawsuit in contravention of those agreements, Alnylam has no choice but to refer to the provisions that Tekmira has violated by virtue of its conduct.

failed to ever respond to the last term sheet exchanged between the companies. Further, Alnylam invited Tekmira to join a joint development committee that Alnylam had formed with one of its pharmaceutical partners with the goal of assisting Tekmira and the whole field in advancing LNP technology. Moreover, it is through clinical trials conducted, mainly by Alnylam, that critical elements of Tekmira’s siRNA delivery technology have been validated in the clinic, and Alnylam has provided critical advice and counsel to Tekmira related to their pre-clinical and clinical development activities for their own products. For example, Alnylam’s chief medical officer provided critical and urgent counsel to clinicians attending to a patient in a Tekmira clinical trial that experienced a serious, life-threatening adverse reaction to Tekmira’s drug.
     21. In addition, Alnylam has made substantial payments to Tekmira, including upfront cash and milestone payments for use of Tekmira’s intellectual property, funding for Tekmira research, and funding for manufacturing services, including capital improvements. Payments made by Alnylam to Tekmira pursuant to the agreements exceed $45 million. Upon information and belief, Alnylam has provided more than 50% of Tekmira’s operating income during the last three years.
     22. In contrast, Tekmira has sought to preclude Alnylam from obtaining the benefits of the agreements. Tekmira has interfered with Alnylam’s inclusion of information that is not owned or controlled by Tekmira in Alnylam patent submissions. Tekmira has also claimed confidentiality over information that is either in the public domain or to which Alnylam has contractual rights. Tekmira has also asserted an ownership interest in technology that was funded and/or independently developed by others including Alnylam.

     23. Consistent with this pattern, Tekmira has failed to adequately disclose the limitations of its licenses to investors. Despite the clear terms of the license agreements and notice from Alnylam that it lacked licenses to the Semple & Wheeler patent series and Isis patents, Tekmira made representation to the contrary in its public filings with the SEC and in other documents provided to investors.
     24. Tekmira has also violated the parties’ agreements by misappropriating confidential information provided by Alnylam during the parties’ collaboration regarding novel siRNA and novel lipids, and by interfering with Alnylam’s exclusive license to those novel lipids for use in siRNA delivery.
     25. Upon information and belief, Tekmira has used confidential drafts of patent applications filed by Alnylam and AlCana to further its own research in violation of the terms of the Supplemental Agreement.
     26. Tekmira has recently disclosed at an investor conference and scientific meeting that it has developed “novel, proprietary” lipids, such as the lipid “2111.”
     27. Upon information and belief, Tekmira has derived novel lipids based upon its misappropriation of Alnylam’s confidential information and trade secrets in violation of the parties’ agreements.
     28. Further, Tekmira has recently disclosed that it has developed a scaled-up LNP manufacturing. It has not mentioned, however, that Alnylam funded that capability both through payments called for under the parties’ agreements and additional voluntary funding.
     29. Tekmira has also violated the parties’ agreements by failing to comply with the confidential dispute resolution procedures to which the parties agreed. Throughout the collaboration, Alnylam has acted in good faith to address any concerns raised by Tekmira. Yet,

Tekmira did not attempt to address its current grievances pursuant to the explicit provisions of the parties’ agreements, and instead (without warning or notice to Alnylam) filed a public complaint, issued a press release, and held a conference call falsely accusing Alnylam of “theft” of trade secrets, all without acknowledging the parties’ extensive agreements. Indeed, where the initial dispute resolution procedure of the companies’ agreements requires a defined period of discussion between the company CEOs, Tekmira’s CEO’s last communication of any form with Alnylam’s CEO occurred over six months prior to the e-mail correspondence notifying Alnylam that Tekmira had filed the original complaint. These actions have irreparably harmed Alnylam’s reputation with its collaborators and investors.
     30. Further, in violation of the express contractual provisions, Tekmira has acted in bad faith by refusing to provide batch records related to its manufacture of ALN-PCS unless Alnylam first agrees to unreasonable restrictions not found in the contracts.
COUNT I
(Breach of Contract — Contractual Dispute Resolution and Confidentiality Provisions)
     31. Alnylam repeats and incorporates by reference each of the above allegations as if fully set forth herein.
     32. Section 12.6 of the Alnylam-Tekmira Collaboration Agreement and section 14.2 of the Alnylam-Protiva Agreement contain dispute resolution procedures, requiring, inter alia, that disputes be confidentially discussed between the chief executive officers of the companies, and in the event that such disputes could not be resolved through such discussion, then such disputes were to be submitted to a confidential forum for resolution.
     33. Tekmira breached the alternative dispute resolution provisions of the agreements by falsely and publicly accusing Alnylam of violating the parties’ written agreements and by filing a lawsuit in a public forum, rather than pursuing its disputes in the private forums to which the parties had agreed.
     34. In addition, section 8.2.2 of the Alnylam-Tekmira Collaboration Agreement and section 14.3 of the Alnylam-Protiva Agreement contain provisions designed to ensure the confidentiality of the parties’ relationship. For example, all of the agreements contain confidentiality provisions precluding unauthorized public disclosure of the terms of those agreements.
     35. Tekmira breached the confidentiality provisions of the agreements by falsely and publicly accusing Alnylam of violating the parties’ written agreements, rather than pursuing its disputes in the private forums to which the parties had agreed.
     36. In breach of the parties’ agreements, Tekmira held a call with investors characterizing the terms of the parties’ agreements in a misleading and inaccurate manner. For example, in a conference call held on the night the original complaint was filed, Tekmira’s CEO stated as follows: “During the course of Tekmira’s collaboration with Alnylam, we shared our confidential information with them under the protection of written agreements that restricted Alnylam’s right to use our confidential information and that strictly prohibited Alnylam from disclosing our confidential information to third parties without first obtaining our consent.” This statement was false and misleading and mischaracterized the parties’ rights and responsibilities under the applicable agreements.
     37. Tekmira’s public and false allegations violated the express confidentiality and alternative dispute resolution provisions of the parties’ agreements.
     38. As a direct result of Tekmira’s breach of the confidentiality and alternative dispute resolution provisions of the parties’ agreements, including its public mischaracterizations of the parties’ contractual rights and responsibilities, Alnylam’s reputation has been harmed. In addition, Alnylam has been forced to defend itself against Tekmira’s false accusations in a public forum even though the parties explicitly agreed that disputes should be resolved in confidential arbitration proceedings.
     39. As a direct and proximate cause of Tekmira’s breach of the confidentiality provisions, Alnylam has suffered and will continue to suffer damages.
COUNT II
(Defamation)
     40. Alnylam repeats and incorporates by reference each of the above allegations as if fully set forth herein.
     41. Tekmira has publicly and falsely accused Alnylam of engaging in wrongdoing, including theft of trade secrets. After knowingly and willfully breaching the parties’ agreement that disputes be resolved in a confidential forum, Tekmira compounded its wrongdoing by publicly mischaracterizing the parties’ agreements and falsely alleging that Alnylam “stole” information to which it is contractually entitled under the terms of those parties’ agreements.
     42. On March 16, 2011, the date this suit was filed, Tekmira issued a Press Release reporting the filing of its complaint in this action and falsely accusing Alnylam of “illegal conduct” including:
•	Repeatedly misappropriating confidential information, including trade secrets and other commercially valuable information from Tekmira;

•	Disclosing Tekmira’s step-by-step LNP formulation manufacturing instructions to at least one unnamed third-party collaborator;

•	Incorporating Tekmira’s confidential information into Alnylam’s patent filings and claiming ownership in direct violation of a licensing agreement between the two companies;

•	Willfully and knowingly misusing Tekmira’s confidential information for Alnylam’s own enrichment; and,

•	Engaging in other unfairly competitive, deceptive and misleading actions in their public disclosures such as claiming Tekmira’s technology as their own.
     43. Moreover, while Tekmira’s court filings are silent on any specific damages claim, the Press Release highlighted the potential financial rewards that its investors could expect to reap at the expense of Alnylam’s shareholders, stating:
The damages that Tekmira will be seeking are substantial. Among these damages, Tekmira believes it has rights to Alnylam’s pipeline products. Those damages, including future milestones and royalties associated with these products alone could exceed one billion dollars. In addition, Tekmira will also seek the profits that Alnylam has unjustly received from collaborations based on the wrongful use of Tekmira’s technology. All of this will be subject to what Tekmira learns in discovery in prosecuting this case, but even at this early stage, Tekmira believes that it is entitled to very significant damages by reason of Alnylam’s illegal conduct as alleged in the complaint. (emphasis added).
The press release on Tekmira’s website also provided a link to Tekmira’s complaint.
     44. On the night the complaint was filed, Tekmira’s Chief Executive Officer Mark Murray held an investor call during which he publicly and falsely accused Alnylam of engaging in illegal conduct. Dr. Murray’s false statements included the following:
•	Alnylam improperly used Tekmira confidential information for “its own internal purpose and to replicate a competing technology in ways that were unauthorized and without our consent”

•	“Alnylam repeatedly went so far as to use our proprietary delivery technology to apply for patents based on our confidential information, claiming as its own the very technology that it stole. This illegal activity continues today, as Alnylam continues to prosecute patent filings that use or are derived from our technology.”

•	Alnylam engaged in “gross wrong-doing”
     45. Dr. Murray not only exaggerated Tekmira’s allegations against Alnylam, but openly disparaged Alnylam in front of the investment community. Dr. Murray repeatedly referred to Alnylam’s “illegal activity,” accused Alnylam of “gross wrong-doing,” and described

Alnylam’s alleged conduct as “relentless[] and egregious[].” Knowing that he was speaking to an audience with a keen interest in the future business prospects of both companies, Dr. Murray falsely stated that Alnylam was dependent on Tekmira for its very existence, stating that “[i]t should be clear to anyone in this industry, and certainly to Alnylam, that Alnylam needs access to Tekmira’s technology, know-how, and manufacturing to continue its operations” (emphasis added).
     46. After the call, Tekmira published the Press Release and a transcript of the Conference Call on the “Investors” section of its website, and specifically highlighted the Conference Call as a “Featured Event.”
     47. On the day following the Press Release and Conference Call, Alnylam’s stock closed down more than three percent from the previous day, a loss of more than $12 million in market capitalization.
     48. Tekmira’s actions, publicly mischaracterizing the nature of the parties’ collaboration agreements and falsely accusing Alnylam of illegal conduct, have caused harm to Alnylam’s reputation.
     49. Tekmira was at fault in making these statements.
     50. Tekmira’s false statements harmed Alnylam’s business.
COUNT III
(Breach of Covenant Not To Sue)
     51. Alnylam repeats and incorporates by reference each of the above allegations as if fully set forth herein.
     52. In October 2008, following Tekmira’s acquisition of Protiva, the management of the newly formed company fired several scientists that had been involved in the discovery and development of groundbreaking RNAi delivery technologies.

     53. In 2009, those scientists founded a company called AlCana to continue their research. Some of those scientists were employed as consultants by Alnylam after they were fired by Tekmira and prior to the time AlCana was founded. AlCana was closely associated with the laboratory of Pieter Cullis, a professor at UBC, and a world leader in the field of lipid chemistry.
     54. In order to maximize the potential of RNAi therapeutics and in needed recognition of required advancements in the field of lipid nanoparticle delivery of siRNAs, Alnylam wanted to support AlCana and its scientific team. However, because of concerns that Tekmira’s new management would later claim an unjustified interest in the research or otherwise interfere, Alnylam and AlCana negotiated an agreement with Tekmira governing the ownership and disposition of technology and intellectual property arising from the research that Alnylam sponsored at AlCana and UBC, including rights to any novel lipids.
     55. In order to avoid disputes and clarify the parties’ rights, Alnylam, Tekmira, Protiva, UBC, and AlCana entered into the Supplemental Agreement, which explicitly contemplated that the AlCana scientists would create novel lipids by performing work to optimize lipids that had originated at Tekmira and had been exclusively licensed to Alnylam. The agreement provided that some such novel lipids would be licensed to Alnylam through UBC and Tekmira, and certain other novel lipids would be assigned directly to Alnylam. In either case, Tekmira would have access to such lipids for use with respect to the specific products it was developing pursuant to a license to Alnylam’s RNAi technology.
     56. In paragraph 12 of the Supplemental Agreement, Tekmira agreed to “waive all prohibitions and restrictions” on the former Tekmira employees in connection with their performance of research to discover novel lipid formulations under a research plan agreed to by all parties. Tekmira also entered into a:
covenant not to sue Alnylam, UBC, AlCana or any of the former Tekmira employees employed by AlCana or UBC, for any cause of action relating to such activities that arises out of, under or in connection with the former employment by Tekmira of such former Tekmira employees.
     57. The MC3 lipid and certain derivatives were invented by the scientists who were fired from Tekmira and who formed AlCana, pursuant to research funded by Alnylam and with respect to certain MC3 derivatives, under a research plan agreed to by Alnylam, AlCana, UBC, Tekmira and Protiva. Pursuant to the Supplemental Agreement, all parties agreed to AlCana’s assignment to Alnylam of the MC3 lipid, to AlCana’s assignment to UBC of certain MC3 derivatives, and to the exclusive license back to Alnylam of such MC3 derivatives through UBC and Tekmira under the Alnylam-Inex Sublicense. Alnylam thus licenses MC3 to AlCana for certain pre-agreed uses and to Tekmira for limited uses. Indeed, Tekmira’s CEO (who signed Tekmira’s verified original complaint) has acknowledged in writing that Alnylam has exclusive rights to MC3. See Exhibit 1 hereto.
     58. Tekmira’s suit against Alnylam and its claim of ownership with regard to MC3 therefore violates paragraph 12 of the Supplemental Agreement, including the provision granting Alnylam a covenant not to sue.
COUNT IV
(Breach of Patent Prosecution Cooperation and Non-Use Provisions)
     59. Alnylam repeats and incorporates by reference each of the above allegations as if fully set forth herein.
     60. Alnylam scientists were the first to invent the active ingredient in ALN-VSP, an siRNA that targets two key genes involved in the disease pathway of liver cancer, including kinesin spindle protein, also known as either “KSP” or “Eg5”, which is involved in cancer proliferation.
     61. Pursuant to the parties’ collaboration and Alnylam’s obligation to manufacture certain products at Tekmira, Alnylam provided Tekmira with confidential information concerning the active ingredients in ALN-VSP so that the companies could collaborate in developing a formulation of Alnylam’s ALN-VSP siRNA using Tekmira’s SNALP delivery technology. Now in Phase I clinical trials, ALN-VSP is being evaluated as a potential treatment for liver cancer.
     62. In order to protect the ALN-VSP invention, Alnylam filed a series of patent applications covering ALN-VSP compositions and formulations as well as individual patent applications on individual components of ALN-VSP such as Eg5.
     63. Pharmaceutical companies rely upon patents to protect their investment in expensive clinical development. For example, Alnylam’s ability to obtain a patent on the formulation of ALN-VSP that is currently being used in its clinical trials was an important aspect of its agreements with Tekmira. Thus, those agreements include provisions that grant to Alnylam the right to file patent applications covering such inventions and require the parties to cooperate in the filing and prosecution of patent applications covering formulations developed as a result of their collaboration. Those provisions permitted Alnylam to file patent applications to ALN-VSP formulations using Tekmira’s delivery technology.
     64. The application to the Eg5 component of ALN-VSP was filed on March 30, 2007 as U.S. Patent Application No. 11/694,215, assigned to Alnylam Europe AG (and subsequently to Alnylam), with David Bumcrot, Pamela Tan, Hans-Peter Vornlocher and Anke Geick as inventors. It issued on May 18, 2010 as United States Patent No. 7,718,629.

     65. On May 26, 2006, Tekmira filed a patent application in which it disclosed approximately 19,000 RNA sequences, each 21 nucleotides long, as potential components of a double stranded RNA molecule. The sequences would target one of three targets described in the Tekmira patent application, including Eg5. Upon information and belief, the sequences contained in Tekmira’s filing were the result of a mechanical exercise by Tekmira of parsing the publicly available gene sequence for Eg5 into 21 nucleotide segments rather than through any innovative research by Tekmira. This application contained in vitro data for a small subset of the Eg5 sequences.
     66. Normally, US patent applications are published approximately 18 months from the filing date of the first priority application. However, due to the actions of Tekmira through their agent, Townsend and Townsend and Crew (now Kilpatrick Townsend and Stockton), the patent application did not publish for nearly three years from the date it was filed.
     67. During this time, Alnylam freely shared details of ALN-VSP with Tekmira. In connection with the parties’ manufacturing agreement, Alnylam provided Tekmira with confidential information regarding the composition of ALN-VSP, including the 21-nucleotide sequence Alnylam used as the active ingredient in its ALN-VSP drug to target the Eg5 gene. Extensive research and testing performed by Alnylam demonstrated the efficacy of the particular sequence.
     68. In response to a request from the US Patent Office related to their patent application, Tekmira was required to select one sequence to patent from the many thousand sequences disclosed in its patent application. Tekmira elected to patent the one exact sequence present in Alnylam’s ALN-VSP drug, that was demonstrated by Alnylam to be particularly effective and which Tekmira could only know, by virtue of its access to confidential information as part of their manufacturing agreement. This was 1 sequence from a choice of almost 19,000 sequences.
     69. Prior to receipt of Alnylam’s confidential information regarding the potency of Alnylam’s sequence, the Tekmira patent application contained no disclosure that would indicate the Eg5 sequence selected by Tekmira had properties superior to any of the other thousands of sequences disclosed in the Tekmira patent application. On the contrary, data disclosed in the Tekmira application indicated that the in vitro activity for other sequences was better. Thus, upon information and belief, Tekmira chose the specific 21-nucleotide Eg5 sequence discovered by Alnylam using the confidential information provided by Alnylam. Only Tekmira, who manufactures ALN-VSP under an agreement with confidentiality provisions, could know with certainty the exact sequence of the specific Eg5 molecule used in the product.
     70. As a result of Tekmira’s improper actions, the US Patent Office has declared an interference between Alnylam’s issued ALN-VSP patent and the pending Tekmira application, the effect of which called into question the validity and/or enforceability of the Alnylam patent on one of its lead clinical programs.
     71. Tekmira’s actions thus violated the parties’ agreements, including provisions barring misuse of confidential information, including Article 8 of the Alnylam-Tekmira Collaboration Agreement prohibiting disclosure to third parties and requiring that the parties cooperate on prosecution of patents directed to products upon which they are collaborating. § 10.2.5 of the Alnylam-Tekmira Agreement states:
Each Party hereby agrees: (a) to make its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable such Party to undertake patent prosecution; (b) to provide the other Party with copies of all material correspondence pertaining to prosecution with the patent offices; (c) to cooperate, if necessary and appropriate, with the other Party in gaining patent term extensions wherever applicable to Patent Rights; and (d) to endeavor in good faith to coordinate its efforts with the other Party to minimize or avoid interference with the prosecution and maintenance of the other Party’s patent applications.
     72. Alnylam has only recently learned of the ALN-VSP patent interference and has only recently learned of Tekmira’s purported ownership interest, through the misappropriation of Alnylam confidential information, in Alnylam’s ALN-VSP product through the filing of Tekmira’s complaint.
     73. Alnylam has been harmed by virtue of Tekmira’s wrongful interference with Alnylam’s patent to its VSP product and Tekmira’s failure to comply with the patent prosecution and cooperation provisions of the parties’ agreement.
COUNT V
(Breach of the Manufacturing Agreement and the Quality Agreement)
     74. Alnylam repeats and incorporates by reference each of the above allegations as if fully set forth herein.
     75. Section 8.1.2 of the Manufacturing Agreement and section 11.4 of the January 29, 2009 Quality Assurance Agreement between Alnylam and Tekmira (the “Quality Agreement”) contain provisions requiring, inter alia, that Tekmira deliver certain documentation to Alnylam or its designated quality assurance representative within six weeks of completing the manufacture of a batch of RNAi therapeutic drugs. Among other documents, the Agreements require Tekmira to provide copies of the batch record, analytical reports, investigation reports, and other documentation pertaining to the manufacture of each batch.
     76. Upon information and belief, Tekmira completed the manufacture of batch ALN-PCS02, Lot L00108 on or about March 26, 2011. The deadline for Tekmira to deliver the required documentation, including the required batch record, was therefore May 6, 2011.

     77. On May 6, 2011, Tekmira wrote to Alnylam and refused to provide a copy of the batch record for batch ALN-PCS02, Lot L00108 unless and until Alnylam agreed to abide by additional confidentiality and nondisclosure provisions that are not set forth in the Agreements. Tekmira’s demands were far more stringent than those in the original Manufacturing and Quality Agreements, and would have significantly restricted Alnylam’s ability to use the batch record for the legitimate business purposes described in and contemplated by those agreements.
     78. To this date, Tekmira has not provided requested and contractually required documentation. Tekmira’s refusal to provide the required documentation absent Alnylam’s agreements to additional conditions not in the parties’ agreements, violated the express product delivery and batch record provisions of the parties’ agreements, including section 8.1.2 of the Manufacturing Agreement and section 11.4 of the Quality Agreement.
     79. All conditions precedent to Tekmira’s obligation to deliver the batch record have been satisfied.
     80. As a result of Tekmira’s breach of the product delivery and batch record provisions of the parties’ agreements, Alnylam has suffered and continues to suffer damages.
COUNT VI
(Misappropriation of Confidential and Proprietary Information
Regarding MC3 and MC3 Derivatives)
     81. Alnylam repeats and incorporates by reference each of the above allegations as if fully set forth herein.
     82. Upon information and believe, the scientists whose employment Tekmira terminated in October 2008 invented important RNAi delivery technology licensed by Tekmira to Alnylam. Upon information and belief, the terminated scientists were the Tekmira employees most accomplished and experienced in the development of novel lipids for use in siRNA delivery.

     83. After forming AlCana, these scientists continued to work on development of novel lipids and Alnylam funded their research. Upon information and belief, after being let go from Tekmira and while being funded by Alnylam, certain of these scientists invented MC3 and other novel lipids.
     84. In order to avoid disputes arising out of the scientists’ former employment with Tekmira, in July 2009, Alnylam, Protiva, Tekmira, AlCana and UBC entered into the Supplemental Agreement explicitly addressing the parties’ respective rights and responsibilities with regard to the Alnylam-sponsored research at AlCana and UBC. At that time, Alnylam explicitly invited Tekmira to join in funding the AlCana research in exchange for rights to the inventions of the AlCana/UBC research program. Tekmira rejected the opportunity, expressing its view that the AlCana research program would have limited value. Indeed, Tekmira asserted that it was not interested in the development of novel lipids. Thus, Alnylam, not Tekmira, has funded AlCana’s research into novel lipids, including MC3.
     85. As a result of its role in funding the research and in accordance with the Supplemental Agreement, Alnylam retained the exclusive rights to the AlCana inventions for use with RNAi technology, including the sole right to sublicense the technology in the RNAi field. Tekmira has only limited rights to use the AlCana inventions for advancement of its internal research.
     86. Even though Tekmira has not funded and has only limited rights to AlCana’s research, the July 2009 Supplemental Agreement requires Alnylam to provide Tekmira with copies of any patent applications on which AlCana employees are named inventors within 60 days of their filing, i.e., before the applications are published.

     87. In compliance with those provisions, Alnylam has provided Tekmira patent applications, including the following, which disclose novel lipids invented by AlCana scientists with funding from Alnylam:
•	On August 7, 2009, Alnylam sent Tekmira a confidential copy of United States Provisional Application No. 61/185,800, describing and claiming the novel lipid MC3.

•	On January 7, 2010, Alnylam sent Tekmira a confidential copy of Patent Cooperation Treaty Application No. US09/63927, describing and claiming analogs of MC3.
     88. The information in the patent applications concerning MC3 and MC3 derivatives is proprietary to Alnylam or, in some cases, to AlCana and was exclusively licensed to Alnylam for use in the Field as defined in the research agreement.
     89. Although Tekmira has a contractual right to receive advance notice of patent applications disclosing inventions developed at AlCana and funded by Alnylam, Tekmira does not have the right to disclose that information to third parties or a license to the claimed inventions.
     90. Tekmira knew or should have known that it gained access to and learned about MC3 and MC3 derivatives in confidence, and that Tekmira was under a duty not to use or disclose such information for any purpose.
     91. Upon information and belief, Tekmira nevertheless misappropriated AlCana and Alnylam’s confidential information regarding MC3 and MC3 derivatives by using it for purposes other than those permitted by the agreements, including using such information to further its own research efforts, and by disclosing it to third parties.
     92. By reason of its wrongful conduct, Tekmira misappropriated AlCana and Alnylam’s confidential and proprietary information in violation of the common law.

     93. Tekmira’s misappropriation was and is directly and proximately causing damages and irreparable harm to Alnylam, and unjust enrichment of Tekmira.
     94. Upon information and belief, Tekmira acted willfully and maliciously.
COUNT VII
(Misappropriation of Trade Secrets In Violation of M.G.L. ch. 93, § 42)
     95. Alnylam repeats and incorporates by reference each of the above allegations as if fully set forth herein.
     96. When Alnylam sent Tekmira United States Provisional Application No. 61/185,800 and Patent Cooperation Treaty Application No. US09/63927, the information in those patent applications concerning MC3 and MC3 derivatives constituted a trade secret under Massachusetts law.
     97. Tekmira knew or should have known that it gained access to and learned of the information concerning MC3 and MC3 derivatives in confidence and was under a duty not to use or disclose that information without AlCana or Alnylam’s authorization and consent.
     98. Tekmira misappropriated AlCana and Alnylam’s trade secrets concerning MC3 and MC3 derivatives by improperly using and disclosing them, and by continuing improperly to use and disclose them.
     99. Upon information and belief, Tekmira intended to convert AlCana and Alnylam’s trade secrets concerning MC3 and MC3 derivatives to its own use.
     100. By reason of its wrongful conduct, Tekmira misappropriated AlCana and Alnylam’s trade secrets in violation of M.G.L. ch. 93, § 42.
     101. Tekmira’s misappropriation was and is a substantial factor in directly and proximately causing damages and irreparable harm to Alnylam, and unjust enrichment of Tekmira.

     102. Upon information and belief, Tekmira acted willfully and maliciously.
COUNT VIII
(Unjust Enrichment)
     103. Alnylam repeats and incorporates by reference each of the above allegations as if fully set forth herein.
     104. Alnylam conferred benefits on Tekmira by providing not only payments, but valuable technology, development, discoveries, know-how and inventions to Tekmira in connection with the parties’ collaboration.
     105. Tekmira accepted and retained Alnylam’s payments and technology to its own advantage, at Alnylam’s expense.
     106. Tekmira has been unjustly enriched as a direct and proximate result of their retention of Alnylam’s payments and unlawful use and disclosure of Alnylam’s technology.
COUNT IX
(Breach of Implied Covenant of Good Faith and Fair Dealing)
     107. Alnylam repeats and incorporates by reference each of the above allegations as if fully set forth herein.
     108. The Alnylam-Tekmira Collaboration Agreement, the Alnylam-Protiva Agreement, and the Manufacturing Agreement are governed by Delaware law, and therefore contain an implied covenant of good faith and fair dealing.
     109. Tekmira has breached its covenant of good faith and fair dealing by, inter alia,
a)	failing to comply with the confidentiality and alternative dispute resolution provisions and instead falsely and publicly accusing its collaborator Alnylam of theft and illegal doing;

b)	interfering with Alnylam patents, including Alnylam’s patent to the VSP formulation of its product now in clinical trials;

c)	refusing to deliver required documentation, including most recently the required batch record, for batch ALN-PCS02, Lot 00108, within six weeks of the completion of its manufacture unless and until Alnylam agreed to additional confidentiality and nondisclosure provisions that far exceeded the applicable provisions of both the Manufacturing Agreement and the Quality Agreement;

d)	misappropriating trade secret and confidential information regarding MC3 and MC3 derivatives provided to it pursuant to the patent review provisions of the Supplemental Agreement.
     110. As a direct and proximate result of Tekmira’s breach of the implied covenant of good faith and fair dealing, Alnylam has suffered and will continue to suffer damages, including having to defend itself against false and public allegations and having to participate in patent office proceedings that result solely from Tekmira’s misuse of information it obtained as a result of its collaboration with Alnylam.
COUNT X
(Violation of Chapter 93A)
     111. Alnylam repeats and incorporates by reference each of the above allegations as if fully set forth herein.
     112. Tekmira is engaged in trade or commerce within the meaning of M.G.L. ch. 93A.
     113. Tekmira’s acts and practices, including falsely and publicly accusing its collaborator Alnylam of theft and illegal doing, interference with patents that cover collaboration products, misappropriation of trade secrets and confidential information, and refusal to comply with its obligations to deliver batch records unless and until Alnylam agrees to new confidentiality and nondisclosure provisions, are unfair and deceptive within the meaning of M.G.L. ch. 93A.
     114. Tekmira’s unfair and deceptive acts and practices occurred primarily and substantially within the Commonwealth of Massachusetts.
     115. As a direct and proximate result of Tekmira’s unfair and deceptive practices, Alnylam has suffered and will continue to suffer damages.

PRAYER FOR RELIEF
     WHEREFORE, Alnylam respectfully requests entry of judgment in its favor and against Tekmira as follows:
A.	Dismissing Tekmira’s Complaint in its entirety, with prejudice;

B.	Entering judgment in favor of Alnylam;

C.	Awarding Alnylam damages resulting from Tekmira’s breach of contract, violation of statutes and common law;

D.	Entering a preliminary and permanent injunction enjoining and restraining Tekmira, and its officers, directors, agents, servants, employees, attorneys and all others acting under, by, or through them, directly or indirectly, from further prosecution of U.S. Patent Application No. 11/807,872;

E.	Entering a preliminary and permanent injunction enjoining and restraining Tekmira, and its officers, directors, agents, servants, employees, attorneys and all others acting under, by, or through them, directly or indirectly, from claiming any ownership in MC3 or ALN-VSP;

F.	Entering a preliminary and permanent mandatory injunction requiring Tekmira to deliver forthwith all documentation that it is required to provide under the Manufacturing Agreement and the Quality Assurance Agreement;

G.	Awarding to Alnylam its costs, expenses, and reasonable attorneys’ fees incurred in this action; and,

H.	Granting Alnylam such other and further relief as this Court may deem just and proper.
REQUEST FOR JURY TRIAL
     Alnylam requests a trial by jury on all issues so triable.

Dated: June 28, 2011	Respectfully submitted, ALNYLAM PHARMACEUTICALS, INC. By its Attorneys:
/s/ John J. Butts
William F. Lee (BBO # 291960)
Robert D. Cultice (BBO # 108200)
Lisa J. Pirozzolo (BBO # 561922)
John J. Butts (BBO # 643201)
Michael J. Bayer (BBO # 660654)
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Tel.: (617) 526-6000
Fax: (617) 526-5000

CERTIFICATE OF SERVICE
          I, John J. Butts, hereby certify that a copy of the foregoing document has been served by hand this 28th day of June 2011 upon the following counsel of record:
Michael R. Gottfried
Duane Morris LLP
470 Atlantic Avenue
Boston, MA 02110
Counsel for Plaintiffs
Eric J. Marandett
Choate, Hall & Stewart LLP
Two International Place
Boston, MA 02110
Counsel for AlCana Technologies, Inc.

/s/ John J. Butts John J. Butts

Exhibit 1

March 17, 2010
Mark Murray
President and Chief Executive Officer
Tekmira Pharmaceuticals Corporation
100-3480 Gilmore Way
Burnaby, British Columbia
Canada V5G 4W7
Dear Mark,
     Congratulations on the new research collaboration with Pfizer announced on March 16, 2010. Thank you for taking the time to speak with Phil Chase about it. As we discussed, this deal looks like an important beginning for your collaboration and we wish you success. Obviously, we do not know the details of the work you plan to undertake with Pfizer. Accordingly, we would like to confirm that the work you plan to undertake with Pfizer is consistent with your agreements with Alnylam. In particular, we would like to confirm that your work with Pfizer will not include any of the lipids to which Alnylam has exclusive rights (subject to your license for specific targets), including XTC and MC3.
     If you are in agreement with the foregoing, please sign both copies of this letter and return one to me at your earliest convenience.

Sincerely,
/s/ Barry E. Greene
Barry E. Greene President and Chief Operating Officer

ACKNOWLEDGED AND AGREED TEKMIRA PHARMACEUTICALS CORPORATION
By:	/s/ Mark J. Murray
	Name:	Mark J. Murray
	Title:	President & CEO

300 Third Street • Cambridge MA, 02142 • main 617.551.8200 • fax 617.551.8101 • www.alnylam.com

Exhibit 2

LETTERS
Rational design of cationic lipids for siRNA delivery
Sean C Semple1,6, Akin Akinc2,6, Jianxin Chen1,5, Ammen P Sandhu1, Barbara L Mui1,5, Connie K Cho1, Dinah W Y Sah2, Derrick Stebbing1, Erin J Crosley1, Ed Yaworski1, Ismail M Hafez3, J Robert Dorkin2, June Qin2, Kieu Lam1, Kallanthottathil G Rajeev2, Kim F Wong3, Lloyd B Jeffs1, Lubomir Nechev2, Merete L Eisenhardt1, Muthusamy Jayaraman2, Mikameh Kazem3, Martin A Maier2, Masuna Srinivasulu4, Michael J Weinstein2, Qingmin Chen2, Rene Alvarez2, Scott A Barros2, Soma De2, Sandra K Klimuk1, Todd Borland2, Verbena Kosovrasti2, William L Cantley2, Ying K Tam1,5, Muthiah Manoharan2, Marco A Ciufolini4, Mark A Tracy2, Antonin de Fougerolles2, Ian MacLachlan1, Pieter R Cullis3, Thomas D Madden1,5 & Michael J Hope1,5
We adopted a rational approach to design cationic lipids for use in formulations to deliver small interfering RNA (siRNA). Starting with the ionizable cationic lipid 1,2-dilinoleyloxy-3-dimethylaminopropane (DLinDMA), a key lipid component of stable nucleic acid lipid particles (SNALP) as a benchmark, we used the proposed in vivo mechanism of action of ionizable cationic lipids to guide the design of DLinDMA-based lipids with superior delivery capacity. The best-performing lipid recovered after screening (DLin-KC2-DMA) was formulated and characterized in SNALP and demonstrated to have in vivo activity at siRNA doses as low as 0.01 mg/kg in rodents and 0.1 mg/kg in nonhuman primates. To our knowledge, this represents a substantial improvement over previous reports of in vivo endogenous hepatic gene silencing.
A key challenge in realizing the full potential of RNA interference (RNAi) therapeutics is the efficient delivery of siRNA, the molecules that mediate RNAi. The physicochemical characteristics of siRNA—high molecular weight, anionic charge and hydrophilicity—prevent passive diffusion across the plasma membrane of most cell types. Therefore, delivery mechanisms are required that allow siRNA to enter cells, avoid endolysosomal compartmentalization and localize in the cytoplasm where it can be loaded into the RNA-induced silencing complex. To date, formulation in lipid nanoparticles (LNPs) represents one of the most widely used strategies for in vivo delivery of siRNA1,2. LNPs represent a class of particles comprised of different lipid compositions and ratios as well as different sizes and structures formed by different methods. A family of LNPs, SNALP3-6, is characterized by very high siRNA-encapsulation efficiency and small, uniformly sized particles, enabled by a controlled step-wise dilution methodology. LNPs, including SNALP, have been successfully used to silence therapeutically relevant genes in nonhuman primates6-8 and are currently being evaluated in several clinical trials.
     An empirical, combinatorial chemistry-based approach recently identified novel materials for use in LNP systems7. A key feature of this approach was the development of a one-step synthetic strategy that allowed the rapid generation of a diverse library of ~ 1,200 compounds. This library was then screened for novel materials capable of mediating efficient delivery of siRNA in vitro and in vivo. Here, we instead used a medicinal chemistry (that is, structure-activity relationship) approach, guided by the putative in vivo mechanism of action of ionizable cationic lipids, for rational lipid design. Specifically, we hypothesized that after endocytosis, the cationic lipid interacts with naturally occurring anionic phospholipids in the endosomal membrane, forming ion pairs that adopt nonbilayer structures and disrupt membranes (Fig. 1)9-12. We previously advanced the concept
Figure 1 Proposed mechanism of action for membrane disruptive effects of cationic lipids and structural diagram of DLinDMA divided into headgroup, linker and hydrocarbon chain domains. In isolation, cationic lipids and endosomal membrane anionic lipids such as phosphatidylserine adopt a cylindrical molecular shape, which is compatible with packing in a bilayer configuration. However, when cationic and anionic lipids are mixed together, they combine to form ion pairs where the cross-sectional area of the combined headgroup is less than that of the sum of individual headgroup areas in isolation. The ion pair therefore adopts a molecular ‘cone’ shape, which promotes the formation of inverted, nonbilayer phases such as the hexagonal HII phase illustrated. Inverted phases do not support bilayer structure and are associated with membrane fusion and membrane disruption9,21.
1Tekmira Pharmaceuticals, Burnaby, British Columbia, Canada. 2Alnylam Pharmaceuticals, Cambridge, Massachusetts, USA. 3Department of Biochemistry and Molecular Biology and 4Department of Chemistry, University of British Columbia, Vancouver, British Columbia, Canada 5Present address: Alcana Technologies, Vancouver, British Columbia, Canada. 6These authors contributed equally to this work. Correspondence should be addressed to S.C.S. (ssemple@tekmirapharm.com) or A.A. (aakinc@alnylam.com).
Received 16 September 2009; accepted 17 December 2009; published online 17 January 2010; doi.10.1038/nbt.1602
© 2010 Nature America, Inc. All rights reserved.

NATURE BIOTECHNOLOGY ADVANCE ONLINE PUBLICATION	1

LETTERS
of using ionizable cationic lipids with pKas < pH 7.0 to efficiently formulate nucleic acids at low pH and maintaining a neutral or low cationic surface charge density at pH 7.4 (ref. 13). This strategy should provide better control of the circulation properties of these systems and reduce nonspecific disruption of plasma membranes. As positive charge density is minimal in the blood but increases substantially in the acidic environment of the endosome, this should activate the membrane-destabilizing property of the LNP. Although these attributes may account for the activity of these systems upon internalization by hepatocytes, they do not necessarily explain the high levels of hepatic biodistribution observed for many LNPs, including SNALP. Although these LNPs do not specifically include a targeting ligand to direct them to hepatocytes after systemic administration, it is possible that these LNPs associate with one or more proteins in plasma that may promote hepatocyte endocytosis.
Figure 2 In vivo evaluation of novel cationic lipids. (a) Silencing activity of DLinDAP (▼), DLinDMA (▲), DLin-K-DMA (▪) and DLin-KC2-DMA (•) screening formulations in the mouse Factor Vll model. All LNP-siRNA systems were prepared using the preformed vesicle (PFV) method and were composed of ionizable cationic lipid, DSPC, cholesterol and PEG-lipid (40:10:40:10 mol/mol) with a Factor Vll siRNA/total lipid ratio of ~0.05 (wt/wt). Data points are expressed as a percentage of PBS control animals and represent group mean (n = 5) ± s.d., and all formulations were compared within the same study. (b) Influence of headgroup extensions on the activity of DLin-K-DMA. DLin-K-DMA (▪) had additional methylene groups added between the DMA headgroup and the ketal ring linker to generate DLin-KC2-DMA (•), DLin-KC3-DMA (▲) and DLin-KC4-DMA (▼). The activity of PFV formulations of each lipid was assessed in the mouse Factor Vll model. Data points are expressed as a percentage of PBS control animals and represent group mean (n = 4) ± s.d. (c) Chemical structures of novel cationic lipids.
     The ionizable cationic lipid DLinDMA has proven to be highly effective in SNALP, has been extensively tested in rodents and non-human primates, and is now being evaluated in human clinical trials. Therefore, we selected it as the starting point for the design and synthesis of novel lipids. We chose the mouse Factor VII model7, as the primary in vivo screening system to assess functional LNP-mediated delivery to hepatocytes. Briefly, C57BL/6 mice received a single dose of LNP-formulated Factor VII siRNA through bolus tail vein injection and serum was collected from animals 24 h after administration to analyze Factor Vll protein level. The initial screening of LNP-siRNA systems was conducted using LNPs prepared by a preformed vesicle method14 and composed of ionizable cationic lipid, distearoylphosphatidylcholine (DSPC), cholesterol and PEG-lipid (40:10:40:10 mol/mol), with a Factor VII siRNA/total lipid ratio of ~0.05 (wt/wt). Although not a bilayer-destabilizing lipid, a small amount of phosphatidylcholine was incorporated into the LNP to help stabilize the LNP both during formulation and while it was in circulation. A short acyl chain PEG-lipid was incorporated into the LNP to control particle size during formulation, but is designed to leave the LNP rapidly upon intravenous injection. As our goal was to identify novel ionizable cationic lipids for use in LNPs, we aimed to minimize other effects by using a single robust composition and set of forrmulation conditions suitable for all novel lipids tested. The preformed vesicle method employing the composition listed above provides a convenient platform for such testing, but uses a different formulation process, a different lipid composition and a different siRNA/lipid ratio than SNALP. The structure of DLinDMA can be divided into three main regions: the hydrocarbon chains, the linker and the headgroup (Fig. 1). A detailed structure-function study to investigate the impact of increasing the number of cis double bonds in the hydrocarbon chains found the linoleyl lipid containing two double bonds per hydrocarbon chain (DLinDMA) to be optimal15. We therefore maintained the linoleyl hydrocarbon chains present in DLinDMA as an element in our lipid design, and focused on optimizing the linker and headgroup moieties.
     The linker region in a bilayer structure resides at the membrane interface, an area of transition between the hydrophobic membrane core and hydrophilic headgroup surface. Our approach to linker modification of DLinDMA involved introducing groups expected to exhibit different rates of chemical or enzymatic stability and to span a range of hydrophilicity. A variety of these rationally designed lipids were made, characterized and tested (Supplementary Syntheses 1 and Supplementary Table 1). LNPs based on the ester-containing lipid DLinDAP showed substantially reduced in vivo activity compared to LNPs based on the alkoxy-containing lipid DLinDMA (Fig. 2). Further, LNPs based on DLin-2-DMAP, a lipid with one alkoxy linkage and one ester linkage, yielded activity intermediate between DLinDAP- and DLinDMA-based LNPs (Supplementary Table 1). Although it is uncertain why the ester-containing lipids are considerably less active in vivo, we speculate that the diester lipid (DLinDAP) is relatively inactive because it is more readily hydrolyzed in vivo than the alkoxy analog (DLinDMA), and therefore, unable to either protect the siRNA adequately before release from the endosome and/or survive long enough in the endosome to disrupt the membrane. These hypotheses are being investigated. LNPs based on lipids containing carbamate or thioether linkages also resulted in dramatically reduced in vivo activity. Interestingly, the introduction of a ketal ring linker into DLinDMA resulted in LNPs that were ~2.5-fold more potent in reducing serum Factor VII protein levels relative to the DLinDMA benchmark, with an ED50 (that is, dose to achieve 50% gene silencing) of ~0.4 mg/kg versus 1 mg/kg, respectively (Fig. 2).
     Given the importance of positive charge in the mechanism-of-action hypothesis guiding the lipid design, the effects of structural changes in the amine-based headgroup were investigated in the context of DLin-K-DMA as the new benchmark lipid. A series of headgroup modifications were made, characterized and tested to explore the effects of size, acid-dissociation constant and number of ionizable groups (Supplementary Syntheses 2 and Supplementary Table 2). Piperazino, morpholino, trimethylamino or bis-dimethylamino modifications tested were not better than the benchmark dimethylamino headgroup of DLin-K-DMA. As an additional parameter, the distance between the dimethylamino group and the dioxolane linker was varied by introducing additional methylene groups. This parameter can
© 2010 Nature America, Inc. All rights reserved.

ADVANCE ONLINE PUBLICATION NATURE BIOTECHNOLOGY	2

LETTERS
Table 1 Biophysical parameters and in vivo activities of LNPs containing novel lipids

	Apparent	lII to hII phase transition	In vivoED50
Cationic lipid	lipid pKa[a]	temperature (°C)[b]	(mg/kg)

DLinDMA	6.8 ± 0.10	27	~1
DLinDAP	6.2 ± 0.05	26	40-50
DLin-K-DMA	5.9 ± 0.03	19	~0.4
DLin-KC2-DMA	6.7 ± 0.08	20	~0.1
DLin-KC3-DMA	7.2 ± 0.05	18	~0.6
DLin-KC4-DMA	7.3 ± 0.07	18	>3

[a]pKa, values ± s d.(n = 3 to 9). [b]LII to HII phase transition was measured at pH 4 8 in equimolar mixtures with DSPS, using differential scanning calorimetric, repeat scans reproducible to within 0 1 °C affect both the pKa of the amine head group as well as the distance and flexibility of the charge presentation relative to the lipid bilayer interface. Inserting a single additional methylene group into the head-group (DLin-KC2-DMA) produced a dramatic increase in potency relative to DLin-K-DMA. The ED50 for this lipid was ~0.1 mg/kg, making it fourfold more potent than DLin-K-DMA and tenfold more potent than the DLinDMA benchmark when compared head-to-head in the Factor VII model (Fig. 2a). Further extension of the tether with additional methylene groups, however, substantially decreased activity, with an ED50 of ~0.6 mg/kg for DLin-KC3-DMA and >3 mg/kg for DLin-KC4-DMA (Fig. 2b).
     As changes in lipid design and chemistry may affect the pharmaco-kinetics, target tissue accumulation and intracellular delivery of LNP formulations, we investigated the relative importance of these parameters on LNP activity at an early stage in this research program. Several of the novel lipids were incorporated into LNP-siRNA for-mulations containing cyanine dye (Cy3)-labeled siRNA. Plasma,liver and spleen levels of siRNA were determined at 0.5 and 3 h after injection at siRNA doses of 5 mg/kg, and the results are presented in Supplementary Table 3. In general, formulations that were the most active in the mouse Factor VII screens achieved the highest liver levels of siRNA at 0.5 h; however, delivery of siRNA to the target tissue was not the primary factor responsible for activity. This is supported by the observations that most formulations accumulated in the liver and spleen quite quickly and that some formulations with similar liver levels of siRNA had large differences in activity. Moreover, plasma pharmacokinetics alone did not predict activity. For example, although DLin-KC2-DMA and DLinDMA had virtually indistinguishable blood pharmacokinetic profiles in mice (data not shown), the activity of DLin-KC2-DMA in LNPs is approximately tenfold greater than the same formulation with DLinDMA. Taken together, these results led us to conclude that rapid target tissue accumulation was important, but not sufficient, for activity. Moreover, other parameters were more critical for maximizing the activity of LNP-siRNA formulations.
     Two important parameters underlying lipid design for SNALP-mediated delivery are the pKa of the ionizable cationic lipid and the abilities of these lipids, when protonated, to induce a nonbilayer (hexagonal hII) phase structure when mixed with anionic lipids. The pKa of the ionizable cationic lipid determines the surface charge on the LNP under different pH conditions. The charge state at physiologic pH (e.g., in circulation) can influence plasma pro-tein adsorption, blood clearance and tissue distribution behavior16, whereas the charge state at acidic pH (e.g., in endosomes) can influence the ability of the LNP to combine with endogenous anionic lipids to form endosomolytic nonbilayer structures9. Consequently, the ability of these lipids to induce HII phase structure in mixtures with anionic lipids is a measure of their bilayer-destabilizing capacity and relative endosomolytic potential.
     The fluorescent probe 2-(p-toluidino)-6-napthalene sulfonic acid (TNS), which exhibits increased fluorescence in a hydrophobic environment, can be used to assess surface charge on lipid bilayers. Titrations of surface charge as a function of pH can then be used to determine the apparent pKa of the lipid in the bilayer (hereafter referred to as pKa), of constituent lipids17. Using this approach, the pKa values for LNPs containing DLinDAP, DLinDMA, DLin-K-DMA, DLin-KC2-DMA, DLin-KC3-DMA and DLin-KC4-DMA were deter-mined (Table 1). The relative ability of the protonated form of the ionizable cationic lipids to induce HII phase structure in anionic lipids was ascertained by measuring the bilayer-to-hexagonal HII transition temperature (TBH) in equimolar mixtures with distearoylphosphati-dylserine (DSPS) at pH 4.8, using 31P NMR18 and differential scanning calorimetric analyses19. Both techniques gave similar results.
Figure 3 Efficacy of KC2-SNALP in rodents and nonhuman primates, (a) Improved efficacy of KC2-SNALP relative to the initial screening formulation tested in mice. The in vivo efficacy of KC2-SNALP (O) was compared to that of the unoptimized DLin-KC2-DMA screening (that is, PFV) formulation (•) in the mouse Factor VII model. Data points are expressed as a percentage of PBS control animals and represent group mean (n = 5) ± s.d. (b) Efficacy of KC2-SNALP in nonhuman primates. Cynomolgus monkeys (n = 3 per group) received a total dose of either 0.03, 0.1, 0.3 or 1 mg/kg SITTR, or 1 mg/kg siApoB formulated in KC2-SNALP or PBS as 15-min intravenous infusions (5 ml/kg) through the cephalic vein. Animals were euthanized 48 h after administration. TTR mRNA levels relative to GAPDH mRNA levels were determined in liver samples. Data points represent group mean ± s.d. *, P<0.05; **, P< 0.005.
     The data presented in Table 1 indicate that the highly active lipid DLin-KC2-DMA has pKa and TBH values that are theoretically favorable for use in siRNA delivery systems. The pKa of 6.4 indicates that LNPs based on DLin-KC2-DMA have limited surface charge in circulation, but will become positively charged in endosomes. Further, the TBH for DLin-KC2-DMA is 7 °C lower than that for DLinDMA, suggesting that this lipid has improved capacity for destabilizing bilayers. However, the data also demonstrate that pKa and TBH do not fully account for the in vivo activity of lipids used in LNPs. For example, although DLin-KC3-DMA and DLin-KC4-DMA have identical pKa and TBH values, DLin-KC4-DMA requires a more than fivefold higher dose to achieve the same activity in vivo. Moreover,
© 2010 Nature America, Inc. All rights reserved.
NATURE BIOTECHNOLOGY ADVANCE ONLINE PUBLICATION

3

LETTERS
Table 2 Clinical chemistry and hematology parameters for KC2-SNALP-treated rats

	SiRNA dose			Total Bilirubin	BUN	RBC	Hemoglobin	WBC
Vehicle	(mg/kg)[a]	ALT (U/L)	AST (U/L)	(mg/dl)	(mg/dl)	(x 106/µl)	(g/dl)	(x 103/µl)	PLT (x 103/µl)

PBS		56 ± 16	109 ± 31	2 ± 0	4.8 ± 0.8	5.5 ± 0.3	11.3 ± 0.4	11 ± 3	1,166 ± 177
KC2-SNALP	1	58 ± 22	100 ± 14	2 ± 0	4.4 ± 0.6	5.6 ± 0.2	11.6 ± 06	13 ± 2	1,000 ± 272
KC2-SNALP	2	73 ± 9	81 ± 10	2.2 ± 0.4	4.3 ± 0.6	5.9 ± 0.3	11.6 ± 0.3	13 ± 4	1,271 ± 269
KC2-SNALP	3	87 ± 19	100 ± 30	2 ± 0	5.0 ± 0.8	6.0 ± 0.2	11.9 ± 0.4	15 ± 2	958 ± 241

[a]Nontargeting, luciferase SiRNA Sprague-Dawley rats (n = 5) received 15-min intravenous infusions of KC2-SNALP formulated SiRNA at different dose levels Blood samples were taken 24 h after administration. ALT, alanine aminotransferase; AST, aspartate aminotransferase; BUN, blood urea nitrogen, RBC, red blood cells; WBC, white blood cells, PLT, platelets.
DLin-KC2-DMA and DLin-KC4-DMA, which have very similar pKa and TBH values, exhibit a >30-fold difference in in vivo activity. This result suggests that other parameters, such as the distance and flexibility of the charged group relative to the lipid bilayer interface, may also be important. Thus, although the biophysical parameters of pKa and TBH are useful for guiding lipid design, the results presented in Table 1 support the strategy of testing variants of lead lipids, even ones with very similar pKa and TBH values.
     The lipid composition chosen for the initial formulation and screening of novel ionizable cationic lipids (cationic lipid/DSPC/ cholesterol/PEG-lipid = 40:10:40:10 mol/mol, siRNA/total lipid ~ 0.05 wt/wt) was useful for determining the rank-order potency of novel lipids, but is not necessarily optimal for in vivo delivery. In addition, the in vivo activity of resultant LNP-siRNA formulations is affected by the formulation process employed and the resulting particle structure. Improvements in activity were possible with the preformed vesicle process by modifying and optimizing lipid ratios and formulation conditions (results not shown). However, we chose to further validate DLin-KC2-DMA activity specifically in the context of the SNALP platform, currently the most advanced LNP formulation for delivery of siRNA in vivo. We therefore tested in vivo a version of SNALP (termed KC2-SNALP), which uses less PEG lipid than reported previously6 and in which DLinDMA was replaced with DLin-KC2-DMA. The incorporation of DLin-KC2-DMA into SNALP led to a marked improvement in potency in the mouse Factor VII model; the measured ED50 decreased from ~0.1 mg/kg for the unoptimized screening formulation to ~0.02 mg/kg for the KC2-SNALP formulation (Fig. 3a). KC2-SNALP also exhibited similar potency in rats (data not shown). Furthermore, after a single administration in rats, KC2-SNALP-mediated gene silencing was found to persist for over 10 d (Supplementary Fig. 1).
     In addition to efficacy, tolerability is another critical attribute of a suitable LNP-siRNA delivery system for human use. We therefore studied the single-dose tolerability of KC2-SNALP in rats—a popular rodent model for assessing the toxicology of siRNA and nucleic acid-based therapeutics. As doses near the efficacious dose level were found to be very well tolerated (data not shown), single-dose escalation studies were conducted starting at doses ~50-fold higher (1 mg/kg) than the observed ED50 of the formulation. To understand formulation toxicity in the absence of any toxicity or pharmacologic effects resulting from target silencing, we conducted the experiments using a nontargeting control siRNA sequence directed against luciferase. KC2-SNALP containing luciferase siRNA was prepared in the exact same manner as that containing Factor VII siRNA, and the resultant size, lipid composition and entrapped siRNA/lipid ratio were similar. Clinical signs were observed daily and body weights, serum chemistry and hematology parameters were measured 72 h after dosing. KC2-SNALP was very well tolerated at the high dose levels examined (relative to the observed ED50 dose) with no dose-dependent, clinically significant changes in key serum chemistry or hematology parameters (Table 2).
     Given the promising activity and safety profile observed in rodents, studies were initiated in nonhuman primates to investigate the translation of DLin-KC2-DMA activity in higher species. For these studies, we chose to target transthyretin (TTR), a hepatic gene of high therapeutic interest20. TTR is a serum protein synthesized primarily in the liver, and although amyloidogenic TTR mutations are rare, they are endemic to certain populations and can affect the peripheral nerves, leading to familial amyloidotic polyneuropathy, and the heart, leading to familial amyloid cardiomyopathy. Currently, the only disease-modifying therapy is liver transplantation. We treated cynomolgus monkeys with a single 15-min intravenous infusion of KC2-SNALP-formulated siTTR at siRNA doses of 0.03, 0.1, 0.3 and 1 mg/kg. Control animals received a single 15-min intravenous infusion of PBS or KC2-SNALP-formulated ApoB siRNA at a dose of 1 mg/kg. Tissues were harvested 48 h after administration and liver mRNA levels of TTR were determined. A clear dose response was obtained with an apparent ED50 of ~0.3 mg/kg (Fig. 3b). A toxicological analysis indicated that the treatment was well tolerated at the dose levels tested, with no treatment-related changes in animal appearance or behavior. No dose-dependent, clinically significant alterations in key clinical chemistry or hematological parameters were observed (Supplementary Table 4).
     In summary, we applied a rational approach to the design of novel cationic lipids, which were screened for use in LNP-based siRNA delivery systems. Lipid structure was divided into three main functional elements: alkyl chain, linker and headgroup. With DLinDMA as a starting point, the effect of each of these elements was investigated in a systematic fashion, by holding the other two constant. First, the alkyl chains were established, then linker was varied and, finally, different headgroup structures were explored. Using this approach, important structure-activity considerations for ionizable cationic lipids were described and lipids with improved activity relative to the DLinDMA benchmark were identified. A SNALP formulation of the best-performing lipid (DLin-KC2-DMA) was well-tolerated in both rodent and nonhuman primates and exhibited in vivo activity at siRNA doses as low as 0.01 mg/kg in rodents, as well as silencing of a therapeutically significant gene (TTR) in nonhuman primates. Although the scope of the current work has been limited to hepatic delivery in vivo, the TTR silencing achieved in this work (ED50 ~ 0.3 mg/kg) represents a substantial improvement in activity relative to previous reports of LNP-siRNA mediated silencing in nonhuman primates.
METHODS
Methods and any associated references are available in the online version of the paper at http://www.nature.com/naturebiotechnology/.
Note: Supplementary information is available on the Nature Biotechnology website.
ACKNOWLEDGMENTS
The authors thank K. McClintock for assistance with animal studies. The authors also thank the Centre for Drug Research and Development at the University
© 2010 Nature America, Inc. All rights reserved.
ADVANCE ONLINE PUBLICATION NATURE BIOTECHNOLOGY

4

LETTERS
of British Columbia for use of the NMR facilities and M. Heller for his expert assistance in setting up the 31P-NMR experiments.
AUTHOR CONTRIBUTIONS
J.C., M.A.C., P.R.C., T.D.M., M.J.H. and K.F.W. designed and advised on novel lipids. J.C., K.F.W. and M.S. synthesized novel lipids. M.J.H., T.D.M., J.C., K.F.W., M.M., K.G.R., M.A.M., M.T. and M.J. analyzed and interpreted lipid data. T.D.M., M.J.H. and M.A.T. co-directed novel lipid synthesis and screening program. S.C.S. designed and directed rodent in vivo studies. S.C.S., S.K.K., B.L.M., K.L., M.L.E., M.K., A.P.S., Y.K.T.,S.A.B.,W.L.C.,M.J.W.and E.J.C. generated rodent in vivo data, including Factor VII and tolerability analyses. L.N., V.K., T.B., R.A., Q.C. and D.W.Y.S. developed novel siRNAs targeting TTR. R.A. and A.A. designed and directed NHP in vivo studies. S.C.S., S.K.K., A.A., B.L.M., I.M., A.P.S., Y.K.T., R.A., T.B., D.W. Y. S., S.A.B., J.Q., J.R.D. and A.d.F. analyzed and interpreted in vivo data. B.L.M., K.L., A.P.S., S.K.K., S.C.S. and E.J.C. generated and characterized preformed vesicle formulations with novel lipids. D.S. and C.K.C. developed methods and designed and conducted HPLC lipid analyses of preformed vesicle formulations. E.Y. and L.B.J. prepared SNALP formulations. P.R.C. directed biophysical studies and advised on methods. A.P.S., I.M.H., S.D. and K.W. performed biophysical characterization studies (pKa, NMR, differential scanning calonmetric) of novel lipids and formulations. M.J.H., P.R.C, T.D.M., A.P.S., I.M.H. and K.F.W. analyzed biophysical data. S.C.S., M.J.H., A.A. and P.R.C. co-wrote the manuscript. T.D.M., M.M., M.A.M., M.A.T. and A.D.F. reviewed and edited the manuscript. S.C.S., M.J.H., A.A., P.R.C., I.M. and A.D.F. were responsible for approval of the final draft.
COMPETING INTERESTS STATEMENT
The authors declare competing financial interests: details accompany the full-text HTML version of the paper at http://www.nature.com/naturebiotechnology/.
Published online at http//www nature.com/naturebiotechnology/
Reprints and permissions information is available online at http//npg nature com/ reprintsandpermissions/

1.	de Fougerolles, A.R. Delivery vehicles for small interfering RNA in vivo. Hum. Gene Ther. 19, 125-132 (2008).

2	Whitehead, K.A , Langer, R. & Anderson, D.G Knocking down barriers advances in siRNA delivery Nat. Rev. Drug Discov, 8, 129-138 (2009).

3	Judge, A.D et al. Confirming the RNAi-mediated mechanism of action of siRNA-based cancer therapeutics in mice. J. Clin Invest. 119, 661-673 (2009).

4.	Judge, A.D. et al. Sequence-dependent stimulation of the mammalian innate immune response by synthetic siRNA. Nat Biotechnol. 23, 457-462 (2005).

5.	Morrissey, D.V. et al. Potent and persistent in vivo anti-HBV activity of chemically modified siRNAs. Nat. Biotechnol 23, 1002-1007 (2005)

6.	Zimmermann, T.S et al. RNAi-mediated gene silencing in non-human primates Nature 441, 111-114 (2006).

7.	Akinc, A. et al A combinatorial library of lipid-like materials for delivery of RNAi therapeutics. Nat. Biotechnol. 26, 561-569 (2008).

8	Frank-Kamenetsky, M. et al. Therapeutic RNAi targeting PCSK9 acutely lowers plasma cholesterol in rodents and LDL cholesterol in nonhuman primates. Proc. Natl. Acad. Sci USA 105, 11915-11920 (2008)

9.	Hafez, I.M., Maurer, N & Cullis, P.R. On the mechanism whereby cationic lipids promote intracellular delivery of polynucleic acids. Gene Ther. 8, 1188-1196 (2001).

10.	Xu, Y & Szoka, F.C. Jr. Mechanism of DNA release from cationic liposome/DNA complexes used in cell transfection. Biochemistry 35, 5616-5623 (1996).

11.	Zelphati, O. & Szoka, F.C Jr. Mechanism of oligonucleotide release from cationic liposomes. Proc. Natl. Acad Sci USA 93, 11493-11498 (1996).

12.	Torchilin, V.P. Recent approaches to intracellular delivery of drugs and DNA and organelle targeting. Annu. Rev. Biomed. Eng. 8, 343-375 (2006).

13.	Semple, S.C. et al. Efficient encapsulation of antisense oligonucleotides in lipid vesicles using ionizable aminolipids formation of novel small multilamellar vesicle structures Biochim. Biophys. Acta 1510, 152-166 (2001).

14.	Maurer. N et al. Spontaneous entrapment of polynucleotides upon electrostatic interaction with ethanol-destabilized cationic liposomes. Biophys J 80, 2310-2326 (2001)

15.	Heyes, J., Palmer, L, Bremner, K. & Maclachlan, I Cationic lipid saturation influences intracellular delivery of encapsulated nucleic acids J Control. Release 107, 276-287 (2005).

16.	Semple, S.C , Chonn, A. & Cullis, P.R. Interactions of liposomes and lipid-based carrier systems with blood proteins. Relation to clearance behaviour in vivo. Adv Drug Deliv. Rev. 32, 3-17 (1998).

17.	Bailey, A.L. & Cullis, P R Modulation of membrane fusion by asymmetric transbilayer distributions of amino lipids. Biochemistry 33, 12573-12580 (1994)

18.	Cullis, P.R & de Kruijff, B. The polymorphic phase behaviour of phosphatidyl-ethanolamines of natural and synthetic origin A 31P NMR study. Biochim Biophys Acta 513, 31-42 (1978).

19.	Epand, R.M , Robinson, K.S., Andrews, M E. & Epand, R F. Dependence of the bilayer to hexagonal phase transition on amphiphile chain length. Biochemistry 28, 9398-9402 (1989).

20.	Sekijima, Y, Kelly, J.W. & Ikeda, S. Pathogenesis of and therapeutic strategies to ameliorate the transthyretin amyloidoses Curr. Pharm Des. 14, 3219-3230 (2008)

21	Cullis, PR., Hope, M.J. & Tilcock, C.P Lipid polymorphism and the roles of lipids in membranes. Chem. Phys. Lipids 40, 127-144 (1986).
© 2010 Nature America, Inc. All rights reserved.

NATURE BIOTECHNOLOGY ADVANCE ONLINE PUBLICATION	5

ONLINE METHODS
Synthesis of cationic and PEG-lipids. A detailed description of the cationic lipid syntheses is available in the Supplementary Syntheses 1 and 2. The synthesis of N-[(methoxy poly(ethylene glycol)2000)carbamoyl]-l,2-dimyristyloxlpropyl-3-amine (PEG-C-DMA) was as described22. The synthesis of R-3-[(w-methoxy poly(ethylene glycol)2000)carbamoyl)]-l,2-dimyristyloxlpropyl-3-amine (PEG-C-DOMG) was as described7. These lipids were interchangeable in the formulation without substantially affecting activity (data not shown), and are collectively referred to as PEG-lipid.
siRNA synthesis. All siRNAs were synthesized by Alnylam and were characterized by electrospray mass spectrometry and anion exchange high-performance liquid chromatography (HPLC). The sequences for the sense and antisense strands of Factor VII, ApoB and control siRNAs have been reported7. The sequences for the sense and antisense strands of the TTR siRNA is as follows:
     siTTR sense: 5’-GuAAccAAGAGuAuuccAudTdT-3’; antisense: 5’-AUGG AAuACUCUUGGUuACdTdT-3’.
     2’-O-Me-modified nucleotides are in lowercase. siRNAs were generated by annealing equimolar amounts of complementary sense and antisense strands.
Preformed vesicle method to formulate LNP-siRNA systems. LNP-siRNA systems were made using the preformed vesicle method14. Cationic lipid, DSPC, cholesterol and PEG-lipid were solubilized in ethanol at a molar ratio of 40:10:40:10, respectively. The lipid mixture was added to an aqueous buffer (50 mM citrate, pH 4) with mixing to a final ethanol and lipid concentration of 30% (vol/vol) and 6.1 mg/ml, respectively, and allowed to equilibrate at 22 °C for 2 min before extrusion. The hydrated lipids were extruded through two stacked 80 nm pore-sized filters (Nuclepore) at 22 °C using a Lipex Extruder (Northern Lipids) until a vesicle diameter of 70-90 nm, as determined by dynamic light scattering analysis, was obtained. This generally required 1-3 passes. The siRNA (solubilized in a 50 mM citrate, pH 4 aqueous solution containing 30% ethanol) was added to the pre-equilibrated (35 °C) vesicles at a rate of ~5 ml/min with mixing. After a final target siRNA/lipid ratio of 0.06 (wt/wt) was reached, the mixture was incubated for a further 30 min at 35 oC to allow vesicle reorganization and encapsulation of the siRNA. The ethanol was then removed and the external buffer replaced with PBS (155 mM NaCl, 3 mM Na2HPO4,1 mM KH2PO4, pH 7.5) by either dialysis or tangential flow diafiltration.
Preparation of KC2-SNALP. siRNA were encapsulated in SNALP using a controlled step-wise dilution method process as described23. The lipid constituents of KC2-SNALP were DLin-KC2-DMA (cationic lipid), dipalmitoylphosphatidylcholine (DPPC; Avanti Polar Lipids), synthetic cholesterol (Sigma) and PEG-C-DMA used at a molar ratio of 57.1:7.1:34.3:1.4. Upon formation of the loaded particles, SNALP were dialyzed against PBS and filter sterilized through a 0.2 µm filter before use. Mean particle sizes were 75-85 nm and 90-95% of the siRNA was encapsulated within the lipid particles. The final siRNA/lipid ratio in formulations used for in vivo testing was ~0.15 (wt/wt).
In vivo screening of cationic lipids for Factor VII activity. Eight- to 10-week-old, female C57BL/6 mice were obtained from Harlan. Mice were held in a patho-gen-free environment and all procedures involving animals were performed in accordance with local, state and federal regulations, as applicable, and approved by the Institutional Animal Care and Use Committee (IACUC). LNP-siRNA systems containing Factor VII siRNA were diluted to the appropriate concentrations in sterile PBS immediately before use and the formulations were administered intravenously through the lateral tail vein in a total volume of 10 ml/kg. After 24 h, animals were anesthetized with ketamine/xylazine and blood was collected by cardiac puncture and processed to serum (microtainer serum separator tubes; Becton Dickinson). Serum was tested immediately or stored at -70 °C for later analysis for Factor VII levels.
Measurement of Factor VII protein in serum. Serum Factor VII levels were determined using the colorimetric Biophen VII assay kit (Aniara)7. Briefly, serially diluted pooled control serum (200-3.125%) and appropriately diluted serum samples from treated animals (n = 4-5 animals per dose level) were analyzed in 96-well, flat bottom, nonbinding polystyrene assay plates (Corning) using the Biophen VII kit according to manufacturer’s instructions. Absorbance was measured at 405 nm and a calibration curve was generated using the serially diluted control serum to determine levels of Factor VII in serum from treated animals, relative to the saline-treated control animals. ED50 values for each formulation were derived from linear interpolation of the Factor VII activity profile, and included data points within 10-90% residual Factor VII activity (typically three to six points). Formulations containing novel lipids were always screened with one or more benchmark formulations to control and assess assay variability over time, and formulations with promising activity were repeated, with an expanded number of dose levels.
In situ determination of pKa using TNS. The pKa of each cationic lipid was determined in LNPs using TNS17 and preformed vesicles composed of cationic lipid/DSPC/cholesterol/PEG-lipid (40:10:40:10 mol%) in PBS at a concentration of ~6 mM total lipid. TNS was prepared as a 100 µM stock solution in distilled water. Vesicles were diluted to 100 µM lipid in 2 ml of buffered solutions containing 1 µM TNS, 10 mM HEPES, 10 mM 4-morpholineethanesulfonic acid , 10 mM ammonium acetate, 130 mM NaCl, where the pH ranged from 2.5 to 11. Fluorescence intensity was monitored in a stirred, thermostated cuvette (25 °C) in a PerkinElmer LS-50 Spectrophotometer using excitation and emission wavelengths of 321 nm and 445 nm. Fluorescence measurements were made 30 s after the addition of the lipid to the cuvette. A sigmoidal best fit analysis was applied to the fluorescence data and the pKa was measured as the pH giving rise to hald-maximal fluorescence intensity.
Differential scanning calorimetry. Analyses were performed using the same samples used for 31P NMR, on a TA Instruments Q2000 calorimeter using a heat/cool/heat cycle and a scan rate of 1 °C/minute between 10 °C and 70 °C. Repeat scans were reproducible to within 0.1 °C. The temperature at the peak amplitude of the endo- and exotherms was measured for both the heating and cooling scans, and the TBH values observed correlated closely with the phase transition temperatures measured using 31P NMR.
Determination of siRNA plasma levels. Plasma levels of fluorescently labeled Cy3 siRNA were evaluated at 0.5 and 3 h after intravenous injection of selected LNP (preformed vesicle) formulations, administered at an siRNA dose of 5 mg/kg, in C57BL/6 mice. Blood was collected in EDTA-containing Vacutainer tubes, processed to plasma at 2-8 °C, and either assayed immediately or stored at -30 °C. An aliquot of the plasma (100 µl maximum) was diluted to 500 µl with PBS (145 mM NaCl, 10 mM phosphate, pH 7.5); methanol (1.05 ml) and chloroform (0.5 ml) were added; and the sample was vortexed to obtain a clear, single-phase solution. Additional water (0.5 ml) and chloroform (0.5 ml) was added and the resulting emulsion was sustained by periodic mixing. The mixture was centrifuged at 500g for 20 min and the aqueous phase containing the Cy3-labeled siRNA was collected and the fluorescence measured using an SLM Fluorimeter at an excitation wavelength of 550 nm (2 nm bandwidth) and emission wavelength of 600 nm (16 nm bandwidth). A standard curve was generated by spiking aliquots of plasma from untreated animals with the formulation containing Cy-3-siRNA (0 to 15 µg/ml), and the resulting standards were processed as indicated above.
Determination of siRNA biodistribution. Tissue (liver and spleen) levels of siRNA were evaluated at 0.5 and 3 h after intravenous injection in C57BL/6 mice after administration of LNP (preformed vesicle) formulations containing selected novel lipids. After blood collection, animals were perfused with saline to remove residual blood from the tissues; liver and spleen were then collected, weighed and divided into two pieces. Portions (400-500 mg) of liver or whole spleens were weighed into Fastprep tubes and homogenized in 1 ml of Trizol using a Fastprep FP 120 instrument. An aliquot of the homogenate (typically equivalent to 50 mg of tissue) was transferred to an Eppendorf tube and additional Trizol was added to achieve a final volume of 1 ml. Chloroform (0.2 ml) was added and the solution was mixed and incubated for 2-3 min, before being centrifuged for 15 min at 12,000g. An aliquot (0.5 ml) of the aqueous phase was diluted with 0.5 ml of PBS and the
© 2010 Nature America, Inc. All rights reserved.
NATURE BIOTECHNOLOGY

sample fluorescence was measured as described above. The data were expressed as the percent of the injected dose (in each tissue).
In vivo nonhuman primate experiments. All procedures using cynomolgus monkeys were conducted by a certified contract research organization using protocols consistent with local, state and federal regulations, as applicable, and approved by the IACUC. Cynomolgus monkeys (n = 3 per group) received either 0.03, 0.1, 0.3 or 1 mg/kg siTTR, or 1 mg/kg siApoB (used as control) formulated in KC2-SNALP as 15-min intravenous infusions (5 ml/kg) through the cephalic vein. Animals were euthanized 48 h after administration, and a 0.15–0.20 g sample of the left lateral lobe of the liver was collected and snap-frozen in liquid nitrogen. Prior studies have established uniformity of silencing activity throughout the liver6. TTR mRNA levels, relative to GAPDH mRNA levels, were determined in liver samples using a branched DNA assay (QuantiGene Assay)6. Clinical chemistry and hematology parameters were analyzed before and 48 h after administration.
Statistical analysis. P-values were calculated for comparison of K2C-SNALP-treated animals with PBS-treated animals using analysis of variance (ANOVA, single-factor) with an alpha value of 0.05. P < 0.05 was considered significant.

22.	Heyes, J., Hall, K., Tailor, V, Lenz, R & MacLachlan, I. Synthesis and characterization of novel poly(ethylene glycol)-lipid conjugates suitable for use in drug delivery.
J. Control. Release 112, 280-290 (2006).

23.	Jeffs, L.B. et al. A scalable, extrusion-free method for efficient liposomal encapsulation of plasmid DNA. Pharm. Res. 22, 362-372 (2005).
© 2010 Nature America, Inc. All rights reserved.
NATURE BIOTECHNOLOGY